UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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□         Soliciting Material Pursuant to §240.14a-12

EVANS BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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                        March 21, 2013

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2013 Annual Meeting of Shareholders of Evans Bancorp, Inc.  The Annual Meeting this year will be held at Orchard Park Country Club, 4777 South Buffalo Street, Orchard Park, New York,  on Thursday,  April 25, 2013 at 9:00 a.m.    Please note the change in location.    The formal Notice of the Annual Meeting is set forth on the following page.

The enclosed Notice and Proxy Statement contain details concerning the business to come before the 2013 Annual Meeting.  The Board of Directors of Evans Bancorp recommends a vote “FOR” the election of Phillip Brothman, David J. Nasca, Thomas H. Waring, Jr., and Lee C. Wortham as directors for a three year term.  The Board of Directors of Evans Bancorp also recommends a vote “FOR” the adoption of the 2013 Employee Stock Purchase Plan, “FOR” the approval, on an advisory basis,  of the compensation paid to the Company’s named executive officers, for the frequency of future advisory votes on named executive officer compensation to be every “ONE YEAR,” and “FOR” ratification of the appointment of KPMG LLP as Evans Bancorp’s independent registered public accounting firm for fiscal year 2013.

To Vote:

Your vote is important, regardless of whether or not you attend the Annual Meeting in person.  I urge you to sign, date, and return the enclosed proxy card in the postage-paid envelope provided as promptly as possible. In this way, you can be sure that your shares will be voted at the meeting.  If you are voting “FOR” the election of the nominated directors,  “FOR” the adoption of the 2013 Employee Stock Purchase Plan, “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, for the frequency of future advisory votes on named executive officer compensation to be every “ONE YEAR,” and “FOR” ratification of the appointment of KPMG LLP as Evans Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2013, you need only date, sign and return the proxy card.

Voting is tabulated by an independent firm; therefore, to ensure that your vote is received in a timely manner, please mail the white proxy card in the envelope provided - do not return the proxy card to Evans Bancorp, Inc.

To Attend the Annual Meeting:

The Annual Meeting will include a continental breakfast.  To ensure that our reservation count will be accurate, if you plan to attend the meeting, please complete the appropriate section on the white proxy card and return it in the postage-paid envelope provided - do not return the proxy card to Evans Bancorp, Inc.

PLEASE NOTE THAT, DUE TO LIMITED SEATING, WE WILL NOT BE ABLE TO ACCOMMODATE GUESTS OF OUR SHAREHOLDERS AT THE ANNUAL MEETING, AND MUST LIMIT ATTENDANCE TO SHAREHOLDERS ONLY.

Thank you for your confidence and support.

Sincerely,

David J. Nasca

President and Chief Executive Officer

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EVANS BANCORP, INC.

14-16 North Main Street

Angola, New York 14006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 25, 2013

The Twenty-Fifth Annual Meeting of Shareholders of Evans Bancorp, Inc., a New York corporation (the "Company"), will be held on Thursday,  April 25, 2013 at 9:00 a.m. at Orchard Park Country Club, 4777 South Buffalo Street, Orchard Park, New York (please note the change in location), for the following purposes:

(1)	To elect four directors of the Company, such directors to hold office for the term of three years, and until the election and qualification of their successors.
(2)	To adopt the 2013 Employee Stock Purchase Plan.
(3)	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.
(4)	To approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation to be every year.
(5)	To ratify the appointment of KPMG LLP as Evans Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2013.
(6)	To act upon such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2013

The Company’s Proxy Statement and 2012 Annual Report, which includes the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available on the Company’s website at www.evansbancorp.com.

The Board of Directors has fixed the close of business on March 7, 2013 as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting.

A copy of the Company's Annual Report to Shareholders and Annual Report on Form 10-K for the Company’s 2012 fiscal year are enclosed for your reference.

Please complete and return the enclosed proxy card in the accompanying postage-paid, addressed envelope as soon as you have had an opportunity to review the attached Proxy Statement.

                        By Order of the Board of Directors,

                        Robert G. Miller, Jr.

                        Secretary

Angola, New York

March 21, 2013

EVANS BANCORP, INC.

14-16 North Main Street

Angola, New York 14006

PROXY STATEMENT

Dated March 21,  2013

For the Annual Meeting of Shareholders to be held April 25, 2013

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Evans Bancorp, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the Twenty-Fifth Annual Meeting of Shareholders (the "Annual Meeting") to be held at Orchard Park Country Club, 4777 South Buffalo Street, Orchard Park, New York, on Thursday,  April 25, 2013 at 9:00 a.m. and at any adjournments thereof.  Please note the new location this year.    The enclosed proxy is being solicited by the Board of Directors of the Company.  To obtain directions to be able to attend our Annual Meeting and vote in person, please contact Kimberly Stehlar, (716) 926-2030.

Shares of common stock represented by a proxy in the form enclosed, properly executed, will be voted in the manner instructed, or if no instructions are indicated, “FOR” the election of the director nominees named therein, “FOR” the adoption of the 2013 Employee Stock Purchase Plan, “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, for the frequency of future advisory votes on named executive officer compensation to be every “ONE YEAR,” and “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2013.  The proxy given by the enclosed proxy card may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.  Any shareholder of record may vote in person at the Annual Meeting, whether or not he or she has previously given a proxy.  Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 21,  2013.

The following proposals will be considered at the meeting:

Proposal I – To elect four directors of the Company, such directors to hold office for the term of three years,  and until the election and qualification of their successors.

Proposal II – To adopt the Evans Bancorp, Inc. 2013 Employee Stock Purchase Plan (the “Purchase Plan”).

Proposal III – To approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“say on pay”).

Proposal IV – To approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation (“say on pay frequency”).

Proposal V – To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2013.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposals I, II, III, and V, and every “ONE YEAR” on Proposal IV.

Voting Securities

Only holders of shares of common stock of record at the close of business on March 7, 2013 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.  At the close of business on March 7, 2013, the Company had 4,171,473 shares of common stock outstanding.  For all matters to be voted on at the Annual Meeting, holders of common stock are entitled to one vote per share.

A quorum of shareholders is necessary to hold a valid Annual Meeting.  A majority of shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.  Broker non-votes and abstentions will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum.  A broker non-vote occurs on an item when a broker is not permitted to vote on that item without timely instruction from the beneficial owner of the shares and no instruction is given.

Vote Required and Board Recommendations

Proposal	Vote Required	Board Recommendation
I - Election of Directors	Plurality of the votes cast	“FOR” election of the nominated directors
II - Adoption of 2013 Purchase Plan	Majority of the votes cast	“FOR” adoption of the 2013 Purchase Plan
III - Advisory “Say-on-Pay” Vote	Majority of the votes cast	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers
IV - Advisory “Say-on-Pay Frequency” Vote	Plurality of the votes cast	For the frequency of future Say-on-Pay votes every “ONE YEAR”
V - Ratification of Appointment of Independent Public Accounting Firm for 2013	Majority of the votes cast	“FOR” ratification of the appointment of KMPG, LLP

Plurality Vote – Proposals I and IV

Under New York law and the Company's bylaws, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the votes cast at a meeting at which a quorum is present.  Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.  This means that, for Proposal I, the four director nominees identified in this Proxy Statement will be elected if they receive more affirmative votes than any other nominees.  With respect to Proposal IV, the frequency receiving the greatest number of votes will be deemed to have been selected by the shareholders.

Majority Vote – Proposals II, III and V

The approval of the 2013 Purchase Plan (Proposal II), the Say on Pay advisory vote (Proposal III) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal V) require for adoption the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the proposal at the Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting.  However, abstentions and broker non-votes will not be treated as votes “cast” at the Annual Meeting, and will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

If you hold your shares (i.e., they are registered) through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with your specific voting instructions, it will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matters.    Proposal I relating to the election of your Board’s nominees for Directors, Proposal II relating to the Purchase Plan, Proposal III relating to Say on Pay,  and Proposal IV relating to Say on Pay Frequency are considered “non-routine” matters. Proposal V relating to the appointment of the Company’s independent auditors for fiscal year 2013 is considered a  “routine” matter.  While your broker will have discretionary authority to vote your uninstructed shares “for” or “against” or “abstaining” from voting on Proposal V,  your broker will have no discretionary authority to vote your shares on Proposals I, II, III, and IV at the Annual Meeting.  Therefore, if you hold your shares in street name, you must give specific instructions to your broker at least 10 days before the Annual Meeting for your shares to be voted on those Proposals at the Annual Meeting.

Security Ownership of Management and Certain Beneficial  Owners

The following table sets forth information, as of March 7, 2013, concerning, except as indicated in the footnotes below:

•	Each person whom we know beneficially owns more than 5% of our common stock.
•	Each of our directors and nominees for the board of directors.
•	Each of our Named Executive Officers, as defined below under “Executive Compensation”.
•	All of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to our securities.  Except as indicated in the footnotes to this table, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.  The number of shares beneficially owned by each person as of March 7, 2013 includes shares of common stock that such person has the right to acquire on or within 60 days after March 7, 2013 upon the exercise of vested stock options and also includes shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.  For each person or group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, calculated as described in the previous sentence, by the sum of the 4,171,473 shares of common stock outstanding on March 7, 2013 plus the number of shares of common stock that such person or group has the right to acquire on or within 60 days after March 7, 2013.  Beneficial ownership representing less than one percent is denoted with an "*".

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Directors and Officers
James E. Biddle, Jr. (1)	21,747	*
Phillip Brothman (2)	44,627	1.04%
Marsha S. Henderson	1,850	*
Gary A. Kajtoch (3)	35,769	*
Kenneth C. Kirst (4)	11,430	*
Robert G. Miller, Jr. (5)	107,325	2.51%
David J. Nasca (6)	59,372	1.39%
John R. O’Brien (7)	11,055	*
Cynthia M. Rich	12,272	*
Michael J. Rogers	1,348	*
Nancy W. Ware (8)	9,141	*
Thomas H. Waring, Jr. (9)	11,017	*
Lee C. Wortham	2,164	*
Directors and executive officers as a group (14 persons) (10)	345,064	8.05%

5% Security Holders
Wellington Management Company, LLP (11) 280 Congress Street Boston, MA 02210	375,040	8.75%
Sandler O'Neill Asset Management, LLC (12) 780 Third Avenue, 5th Floor New York, NY 10017	354,100	8.27%
Castine Capital Management, LLC (13) One International Place, Suite 2401 Boston, MA 02110	231,865	5.41%

(1)	Includes 4,261 shares that Mr. Biddle may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter.

(2)

Includes 3,459 shares owned by Mr. Brothman's wife, 1,973 shares held by Merrill Lynch as custodian for Phillip Brothman IRA account, and 10,650 shares that Mr. Brothman may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter.

(3)

Includes 15,865 shares that Mr. Kajtoch may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter and 1,538 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(4)	Includes 1,437 shares owned by Mr. Kirst’s wife, and 2,000 shares that Mr. Kirst may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter.

(5)

Includes 23,038 shares that Mr. Miller may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter and 1,948 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(6)

Includes 1,249 shares owned jointly by Mr. Nasca and his wife, 477 shares owned by Mr. Nasca’s children, 30,213 shares that Mr. Nasca may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter and 3,008 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(7)	Includes 3,921 shares that Mr. O’Brien may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter.

(8)	Includes 4,261 shares that Ms. Ware may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter.

(9)	Includes 900 shares held by Mr. Waring’s wife, and 6,390 shares that Mr. Waring may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter.

(10)	Includes 12,043 shares that such persons may acquire by exercise of options exercisable on March 7, 2013 or within 60 days thereafter.

(11)	Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2013.

(12)	Based on the most recently available Form 13F filed with the SEC on February 14, 2013.

(13)	Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2013.

Equity Compensation Plans.  All equity compensation plans maintained by the company were approved by the Company’s shareholders.  Shown below is certain information as of December 31, 2012 concerning the shares of the Company’s common stock that may be issued under existing equity compensation plans.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Security Holders	(#)	($)	(#) (1)
Evans Bancorp, Inc. 2009 Long-Term Equity Incentive Plan	176,890	$ 14.06	288,038
Evans Bancorp, Inc. 1999 Employee Stock Option and Long-Term Incentive Plan	96,278	$ 19.03	-
Evans Bancorp, Inc. Employee Stock Purchase Plan	-	-	81,405
Total	273,168		369,443

(1) This column excludes shares reflected under the column “Number of Securities to be issued upon exercise of outstanding options.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's officers and directors, the Company believes that during fiscal 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with by such persons.

PROPROSAL I – ELECTION OF DIRECTORS

The Company's bylaws provide for a classified board of directors, with three classes of directors, each nearly  as equal in number as possible.  Each class serves for a three-year term, and one class is elected each year.  The Board of Directors is authorized by the Company's bylaws to fix from time to time, the number of directors that constitute the whole Board of Directors.  The Board size is set at thirteen members.  The nominees for director at the 2013 Annual Meeting are:  Phillip Brothman, David J. Nasca, Thomas H. Waring, Jr., and Lee C. Wortham, for terms to expire at the 2016 Annual Meeting and until their successors are duly elected and qualified.

The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve, if elected.  In the event that any nominee for director becomes unavailable and a vacancy exists, it is intended that the Nominating Committee of the Board of Directors will recommend a substitute nominee for approval by the Board of Directors.

It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted “FOR” the director nominees: Phillip Brothman, David J. Nasca, Thomas H. Waring, Jr., and Lee C. Wortham.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES OF THE BOARD OF DIRECTORS.

INFORMATION REGARDING DIRECTORS, DIRECTOR NOMINEES

AND EXECUTIVE OFFICERS

The following tables set forth the names, ages, and positions of the director nominees, the directors continuing in office, and the executive officers of the Company:

Nominees for Director:

				*
Name	Age	Position	Term to Expire	Independent*
Phillip Brothman	75	Director	2016	Yes
David J. Nasca†	55	Director President and Chief Executive Officer of the Company President and Chief Executive Officer of Evans Bank, N.A.	2016	No
Thomas H. Waring, Jr.	55	Director	2016	Yes
Lee C. Wortham	55	Director Vice Chairman of the Board	2016	Yes

† Executive Officer

* Independence has been determined by the Company’s Board of Directors as defined in the listing rules of NYSE MKT.

Directors Continuing in Office and Executive Officers:

				*
Name	Age	Position	Term Expires	Independent*
James E. Biddle, Jr.	51	Director	2014	Yes
Marsha S. Henderson	65	Director	2014	Yes
Kenneth C. Kirst	60	Director	2014	No
Robert G. Miller, Jr.†	56	Director Secretary of the Company President of The Evans Agency, LLC Executive Vice President of Evans Bank, N.A.	2015	No

John R. O’Brien	63	Director Chairman of the Board	2015	Yes
Michael J. Rogers	55	Director	2015	Yes
Nancy W. Ware	56	Director	2014	Yes
Gary A. Kajtoch†	46	Treasurer of the Company Executive Vice President and Chief Financial Officer of Evans Bank, N.A.	---	---

† Executive Officer

*  Independence has been determined by the Company’s Board of Directors as defined in the listing rules of NYSE MKT

Directors, Director Nominees and Executive Officer Information.

Set forth below are  the biographies of (1) each of the nominees and continuing directors containing information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company beginning in 2013, and (2) the executive officers of the Company.

Nominees for Director

Mr. Brothman has been a director of the Company since 1976.  He was a partner in the law firm of Hurst Brothman & Yusick from January 1969 until February 2004 when Hurst Brothman & Yusick merged with Harris Beach PLLC.  Mr. Brothman was a member of the law firm of Harris Beach PLLC from February 2004 until January 2010 when he became Senior Counsel to the Firm.  He served as Chairman of the Board of Directors of the Company and Chairman of the Board of Directors the Bank from January 2001 through April 2012.  Mr. Brothman’s board experience, from his eleven years as Chairman of the Company’s Board and his three decades of experience as a member of the Company’s Board of Directors, provides him with key skills in working with directors and understanding board processes and functions.  These same skills make him well suited to serve on our Human Resource and Compensation Committee and Nominating Committee.  Further, we believe Mr. Brothman’s professional interaction with multiple sectors of industry, including local municipalities and school districts, small and mid-sized businesses, and high net-worth individuals, provides our Board with insights into the local business climate.

Mr. Nasca has been a director of the Company since 2006.  Mr. Nasca also serves as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank.  He has held the position of President of the Company and the Bank since 2006, and Chief Executive Officer of the Company and the Bank since 2007.  Mr. Nasca served as Chief Operating Officer of LifeStage, LLC, a health care services startup company, from October 2005 to August 2006.  From June 2004 to July 2005, Mr. Nasca served as Executive Vice President of Strategic Initiatives of First Niagara Financial Group.  Mr. Nasca held the position of Executive Vice President, Consumer Banking Group, Central New York Regional Executive of First Niagara Financial Group from June 2002 through June 2004.  Mr. Nasca serves as President and CEO of the Company and the Bank pursuant to an employment agreement with the Company and the Bank.  As President and CEO, Mr. Nasca provides our Board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities.  The Board has determined that Mr. Nasca’s significant experience in the banking industry over the past 30 years, including operational, financial, and executive roles, as well as his unique perspective as leader of our management team, qualifies him for service as a member of our Board of Directors.

Mr. Waring has been a director of the Company since 1998.  He has owned and managed Waring Financial Group, a financial planning, insurance and financial services and sales firm, since 1996.  He has also been the managing member of Family & Business Directions, LLC, a fee-based consulting business serving family-held and closely-held business owners, their families, and key executives, since 2010.  Mr. Waring’s financial services experience provides the Board with a deeper understanding of the products and services which the Company needs to provide in the marketplace to remain competitive, as well as the delivery of those products and services.  Mr. Waring frequently advises high net worth individuals, family business owners and closely-held business owners.  He is experienced in providing strategic planning and development advice, including designing and implementing executive and key employee benefits. We believe that Mr. Waring’s qualifications to serve on our Board of Directors and Human Resource and Compensation Committee include his extensive sales and marketing experience with a financial services company, as well as his executive leadership and management experience.

Mr. Wortham has been a director of the Company since 2011 and has served as Vice Chairman since April 2012.  He has been a Partner in Barrantys LLC, a consultant and service provider to wealthy families and family offices, since 2007.   Prior to his role with Barrantys, Mr. Wortham was an Executive

Vice President of the Wealth Management Group of First Niagara Financial Group from 2005 to 2007.  From 1999 to 2005, Mr. Wortham was the Executive Vice President of Global Private Client Services, Product Development, and Central Operations for The Bank of New York.  Mr. Wortham held several positions at Chase Manhattan Bank and Chemical Bank (currently JP Morgan Chase & Co.) from 1985 to 1999, including Managing Director of the Global Private Bank, Entrepreneurs and Business Owners Segment.  He started his career at M&T Bank in retail banking from 1980 to 1985.  Mr. Wortham’s extensive experience in the financial services industry makes him a valuable member of our Board, and its Audit, Human Resource and Compensation, Governance, and Nominating Committees.  His expertise has been valuable in helping the Board evaluate the Company’s strategies to diversify its product offerings and revenue stream as a growing and competitive financial institution.

Directors Continuing in Office and Executive Officers

Mr. Biddle has been a director of the Company since 2001.  He serves as the Chairman and Treasurer of Mader Construction Co., Inc., and has held that position since 2001.  In addition, Mr. Biddle serves as the Vice President and Treasurer of Arric Corp., an environmental remediation company.  Mr. Biddle has extensive experience in the construction sector, an attribute that enables him to assist the Board in understanding the opportunities and risks of a large component of our loan portfolio.  In addition, his experience as a treasurer provides the Board with skills in assessing risk and exercising diligence, which are functions relevant to his service on the Audit Committee, as well as the Governance and Nominating Committees.  We believe that Mr. Biddle’s work in the construction industry, his continuing executive experience, and his proven financial acumen make him a very valuable member of our Board and its Audit, Governance and Nominating Committees.

Ms. Henderson has been a director of the Company since 2011.  She is the Consultant to the President at the University at Buffalo, a university in the State University of New York system, and has held that position since 2011.  From 2005 to 2011, Ms. Henderson served as the Vice President for External Affairs at the University at Buffalo.    Ms. Henderson was the President of the Western New York District of KeyBank, N.A. from 1998 to 2005.  From 1990 to 1998, Ms. Henderson held the position of Senior Vice President and Market Manager, Private Clients Group, of Fleet Boston.  Ms. Henderson worked at M&T Bank from 1971 to 1990, with much of her time spent in commercial lending and operations, including as Vice President of the WNY Commercial Group from 1985 to 1990.  Ms. Henderson’s experience working in a leadership position in the Western New York banking industry and her highly visible role in one of Western New York’s leading institutions in the University at Buffalo provide the Board with valuable banking and strategic expertise and community leadership, and qualify her for service as a member of the Board’s Human Resource and Compensation Committee.

Mr. Kirst has been a director of the Company since 2005.  He is the Executive Vice President of Kirst Construction, Inc., a construction company, and has held that position since 2004.  From 1976 until 2004, he was the Vice President of Kirst Construction, Inc.  Mr. Kirst’s significant experience as an executive in a construction company provides the Board with in-depth knowledge of the real estate marketplace.  We believe that his high-level executive experience qualifies him for service as a member of our Board of Directors and its Governance Committee.

Mr. Miller has been a director of the Company since 2001 and has served as the Secretary of the Company since April 2010.  He has served as the President of The Evans Agency, LLC (“TEA”), an indirect wholly-owned subsidiary of the Company, since 2000 and as Executive Vice President of Evans Bank, N.A. (the “Bank”), since December 2009.  He also has served as the President of Evans National Financial Services, LLC, a wholly-owned subsidiary of the Bank, since May 2002.  Mr. Miller serves as President of TEA pursuant to an employment agreement with the Company and TEA.  Mr. Miller’s substantial experience in the financial services industry gives him a solid foundation from which to advise the Board with respect to financial service acquisition opportunities, and his experience overseeing a financial sales force provides him with a practical background on matters such as developing strategies to succeed in a highly competitive marketplace.

Mr. O’Brien has been a director of the Company since 2003 and has served as Chairman of the Board since April 2012.  He previously served as Vice Chairman of the Board from 2008-2012.  Prior to his retirement in June 2004, Mr. O’Brien served as the Executive Director of Financial Administration for the Roman Catholic Diocese of Buffalo, New York.  Prior to his role with the Diocese of Buffalo, Mr. O’Brien was an audit partner at KPMG LLP, a national accounting and consulting firm.  We believe his extensive high-level executive experience monitoring regulatory financial compliance and interacting with inside and outside public accountants and auditors routinely exposed him to financial analysis and oversight, preparing him for service a member of the Audit Committee.  These same skills and executive experience of over 40 years make him well suited as a member of our Governance and Nominating and Human Resource and Compensation Committees.

Mr. Rogers has been a director of the Company since 2011.  He is a certified public accountant in New York State and the managing member of a real estate development company, Oakgrove Development, LLC, a position he has held since 2009.  Mr. Rogers was the Executive Vice President and Chief Financial Officer of Great Lakes Bancorp, Inc., the parent company of Greater Buffalo Savings Bank, from 2006 to 2008.  From 2004 to 2006, Mr. Rogers worked as an independent consultant, principally on Sarbanes-Oxley initiatives and business rationalization reviews.  Mr. Rogers worked at KPMG LLP, a leading accounting firm, from 1984 to 2004, serving as an audit partner from 1995 to 2004.  In his role as an auditor at KPMG LLP, Mr. Rogers worked on several engagements for financial institutions, particularly banks.  His many years of experience have provided Mr. Rogers with a very strong knowledge base on the banking industry.  His previous roles as an audit partner, SEC reviewing partner, and CFO also demonstrate his high level of competence in the areas of finance and accounting in general, and SEC reporting in particular, qualify him to be our Audit Committee Chairman and provide the Board an additional expert on these matters in an increasingly complex regulatory environment.

Ms. Ware has been a director of the Company since 2003.  She has served as the President of EduKids, Inc. Early Childhood Centers since 1989.  Ms. Ware is a well-known and respected leader in the Western New York business community.  Her success as an entrepreneur in starting and growing her business is evidence of the business acumen she brings to our Board.  As the CEO of her own business, she recognizes the skills and talents required for serving as a board member and regularly encounters the same issues and challenges that our Nominating and Governance Committees face on a regular basis.

Mr. Kajtoch has served as Treasurer of the Company and Chief Financial Officer of the Bank since 2007.  He has also served as Executive Vice President of the Bank since 2009.  Mr. Kajtoch served as Senior Vice President of the Bank from 2007 to 2009.  Prior to joining the Company, Mr. Kajtoch served as a Vice President in the Finance Division of M&T Bank.  His responsibilities at M&T Bank included serving as manager of Management Accounting from 2005 to 2007.  Mr. Kajtoch serves as Treasurer of the Company and Chief Financial Officer and Executive Vice President of the Bank pursuant to an employment agreement with the Company and the Bank.

Independence of Directors

A majority of the Board of Directors, and each member of the Audit, Human Resource and Compensation, and Nominating Committees, are independent, as affirmatively determined by the Board, consistent with the criteria established by NYSE MKT and as required by our bylaws.

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors.  During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and principal shareholders, including those reported below under “Transactions with Related Persons.”  The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates.  The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that of the nominees, Phillip Brothman, Thomas H. Waring, Jr. and Lee C. Wortham meet the Company’s standard of independence, as do the following continuing directors:  James E. Biddle, Jr.,  Marsha S. Henderson, John R. O’Brien, Michael J. Rogers, and Nancy W. Ware.  David J. Nasca and Robert G. Miller, Jr. were determined not to be independent because they are currently executive officers of the Company.  Kenneth C. Kirst was determined not to be independent during 2012 because transactions between the Bank and a company owned by Mr. Kirst’s son-in-law exceeded $120,000 during 2012.

Leadership Structure.    John R. O’Brien has served as Chairman of the Company’s Board of Directors since April 2012.  In his capacity as Chairman, Mr. O’Brien chairs meetings of the Board and executive sessions of the Board, coordinates the activities of the other independent directors, and performs such other duties and responsibilities as the Board of Directors may determine.  These duties also include chairing meetings of the Company’s shareholders, overseeing the preparation of agendas for meetings of the Board, keeping directors informed through the timely distribution of information and reports, maintaining contact with the Company’s CEO and outside counsel between meetings to stay current on developments and to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters.

We separated the positions of Chairman and CEO in 2001.  While the separation of these positions is not required by our bylaws, we believe that it is the most appropriate leadership structure for us at this time.  We believe that it is advantageous to separate the two positions in order to provide for independent director control over Board agenda and information flow, encourage open and lively communication between the independent directors and management, and to help balance the leadership of the Board.

Oversight of Risk Management.  The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, credit, liquidity, legal and regulatory, and strategic and reputational risks.  The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.  When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  The Board’s role in the Company’s risk oversight process has not directly impacted its leadership structure.

Compensation Risk.  The Human Resource and Compensation Committee considers risk and its influence on the Company's compensation programs. This Committee reviews each compensation element individually and in the aggregate to ensure that the overall compensation program provides a balanced perspective that ultimately aligns pay with performance while also ensuring bonus / incentive programs do not motivate inappropriate risk-taking.  Equity award levels and practices are set to foster shared interests between management and shareholders, but are not considered by the Committee to be at levels that would drive inappropriate behavior. In the Committee's judgment, the compensation policies and practices of the Company do not give rise to material risks.

In addition, we are subject to guidance issued by the FDIC, the FRB and the OCC designed to ensure that incentive compensation arrangements at banking organizations appropriately tie rewards to longer-term performance and do not undermine the safety and soundness of the firm or create undue risks to the financial system.  This guidance embodies three core principles, which are: (1) incentive compensation arrangements at a banking organization should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks; (2) these arrangements should be compatible with effective controls and risk management, and (3) these arrangements should be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.  We believe that our incentive compensation programs are in compliance with this guidance.

Policy for Director Attendance at Annual Meeting.  It is the policy of the Company that all directors be present at the Annual Meeting, barring unforeseen or extenuating circumstances.  All directors were present at the Company’s 2012 Annual Meeting.

Shareholder Communications with the Board of Directors.    Shareholders and other parties interested in communicating directly with the Company’s Board of Directors may do so by writing to the Evans Bancorp, Inc. Board of Directors, One Grimsby Drive, Hamburg, NY 14075.  All correspondence received under this process is compiled and summarized by the Executive Assistant to the President and Chief Executive Officer of the Company and presented to the Board of Directors, in accordance with our Policy for Communication to the Board of Directors.  Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee, as set forth in our Employee Complaint Procedure for Accounting and Auditing Matters.  Each of these policies is available in the Governance Documents section of the Company’s website (www.evansbancorp.com).

Code of Ethics for Chief Executive Officer and Principal Financial Officers.    The Company has a "Chief Executive Officer/Treasurer/Controller Code of Ethics," which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer.  The "Chief Executive Officer/Treasurer/Controller Code of Ethics" is available in the Governance Documents section of the Company’s website (www.evansbancorp.com).  The Company intends to post amendments to or waivers from its code of ethics at this location on its website.

BOARD OF DIRECTOR COMMITTEES

The Company’s Board of Directors has four standing committees: the Audit Committee, the Governance Committee, the Human Resource and Compensation Committee and the Nominating Committee.  The members of each committee have been nominated by the Chairman of the Board of Directors and approved by the full Board.  The names of the members of each committee, together with a brief description of each committee’s function, are set forth below.

Audit Committee:

Michael J. Rogers, Chairman	James E. Biddle, Jr.	John R. O’Brien
Lee C. Wortham

The Audit Committee met five times during fiscal 2012.  The Audit Committee is responsible for reviewing the financial information of the Company that will be provided to shareholders and others, overseeing the systems of internal controls which management and the Board of Directors have established, selecting and monitoring the performance of the Company’s independent auditors, and overseeing the Company’s audit and financial reporting processes.  The Board of Directors has determined that John R. O’Brien,  James E. Biddle, Jr.,  Michael J. Rogers, and Lee C. Wortham each qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K, and that each member of the Audit Committee is an "independent director" in accordance with applicable NYSE MKT listing requirements and Rule 10A-3(b)(1) under the Exchange Act.  The Board of Directors has adopted an Audit Committee Charter, which is  available in the Governance Documents section of the Company's website at www.evansbancorp.com.

            Human Resource and Compensation Committee:

Lee C. Wortham

Thomas H. Waring, Jr., Chairman	Phillip Brothman	Marsha S. Henderson
John R. O’Brien	Lee C. Wortham

The Human Resource and Compensation Committee met six times during fiscal 2012.  The Human Resource and Compensation Committee is responsible for administering the Company’s equity incentive plans and awarding new grants thereunder, for administering the Evans Excels Performance Incentive Plan, the Employee Stock Purchase Plan and the Executive Severance Plan, for making such determinations and recommendations as the Human Resource and Compensation Committee deems necessary or appropriate regarding the remuneration and benefits of employees of the Company and its subsidiaries and, in addition, for reviewing with management the Compensation Discussion and Analysis and providing a report recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in the Proxy Statement.

The Human Resource and Compensation Committee has the authority to act on behalf of the Board of Directors in setting compensation policy, administering Board or shareholder approved compensation plans, approving benefit programs and making decisions for the Board with respect to compensation of senior management.  The Human Resource and Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resource and Compensation Committee, the Board or members of management.  As discussed in more detail below under “Compensation Discussion and Analysis,” the Company’s executive officers may attend Human Resource and Compensation Committee meetings to present data and analysis and to make recommendations regarding executive (excluding the President and CEO) and employee compensation, benefit plans and promotions.  The Human Resource and Compensation Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to CEO and other officer compensation, evaluates the performance of the CEO and the other executive officers in light of those goals and objectives, and determines and recommends compensation levels for the CEO and the other executive officers to the Board of Directors based on this evaluation.

The Human Resource and Compensation Committee also has the authority to review and recommend to the full Board for approval director compensation, including board fees, committee fees and additional compensation, including awards of restricted stock and stock options.

In carrying out its duties, the Human Resource and Compensation Committee has the authority to retain, at the Company’s expense, to oversee the work of, and to terminate, a compensation consultant.  The Human Resource and Compensation Committee also has the authority to retain independent counsel and other advisors at the Company’s expense.  The Human Resource and Compensation Committee did not engage any such advisers during 2012. Rather, during 2012 the Committee focused on the implementation of recommendations made in the prior year by Arthur Warren, Esq., an executive compensation consultant specializing in community bank compensation plans,  including enhancements to the Company’s short term incentive program and the implementation of a clawback policy for performance-based executive officer compensation programs, described in greater detail under “Executive Compensation – Compensation Discussion and Analysis – Compensation Recovery Policy” and “Executive Compensation – Compensation Discussion and Analysis – Executive Total Compensation”, respectively, below.

The Board of Directors has determined that each of the members of the Human Resource and Compensation Committee is an “independent director,” in accordance with applicable NYSE MKT listing requirements.  The Board of Directors has adopted a Human Resource and Compensation Committee Charter, which is available in the Governance Documents section of the Company’s website at www.evansbancorp.com.

Governance Committee:

Lee C. Wortham

Nancy W. Ware, Chairwoman	James E. Biddle, Jr.	Kenneth C. Kirst
John R. O’Brien	Lee C. Wortham

The Governance Committee met four times during fiscal 2012.  Its purpose is to assist the Board in developing and implementing corporate governance guidelines for the Company, and to provide oversight of the corporate governance affairs of the Company, including strategic planning.  The Board of Directors has adopted a Governance Committee Charter, which is available in the Governance Documents section of the Company’s website at www.evansbancorp.com.

Nominating Committee:

Lee C. Wortham

James E. Biddle, Jr., Chairman	Phillip Brothman	John R. O’Brien
Nancy W. Ware	Lee C. Wortham

The Nominating Committee met once during fiscal 2012.  It is charged with the responsibility of identifying and recommending to the Board candidates for director nominees to be presented to the shareholders for their consideration at the annual meetings of shareholders, and to fill vacancies on the Board of Directors.  The director nominees for the Annual Meeting were selected by a majority of the independent directors of the full Board.  The Board of Directors has determined that each of the members of the Nominating Committee is an "independent director," in accordance with applicable NYSE MKT listing requirements. The Board of Directors has adopted a Nominating Committee Charter, which is available in the Governance Documents section of the Company's website at www.evansbancorp.com.

The Company's bylaws set out the procedure to be followed by shareholders desiring to nominate directors for consideration at an annual meeting of shareholders.  Under the Company's bylaws, shareholder director nominations must be submitted to the Secretary of the Company in writing not less than 14 days nor more than 50 days immediately preceding the date of the annual meeting.  If less than 21 days notice of the annual meeting is given to shareholders, nominations must be mailed or delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.  Such notification must contain the following information to the extent known by the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of common stock of the Company owned by the notifying shareholder.  Additionally, the Company's bylaws require that, in order to serve as a director of the Company, an individual must own at least $50,000 aggregate market value of the Company's common stock, based on the trailing 365-day average price, and must be less than 70 years of age.  Upon his or her first election or appointment to the Board of Directors, a new director must hold, or must obtain within 60 calendar days after such election or appointment, not less than $10,000 aggregate market value of the Company's common stock, based on the trailing 365-day average price.  A new director has a period of 5 years from the beginning of such director’s term of office to obtain the required $50,000 aggregate market value of the Company’s common stock.  The value of a new director’s qualifying shares at the beginning of his or her term in office will be determined as of the date purchased or the date on which the individual becomes a director, whichever value is greater.  (Current members of the Board of Directors have until August 18, 2014 to obtain the required $50,000 in aggregate market value of the Company’s common stock.)    Nominations not made in accordance with the bylaws of the Company may be disregarded by the presiding officer of the meeting, in his or her discretion, and upon his or her instruction, the inspectors of election may disregard all votes cast for each such nominee.  However, in the event that any such nominee is nominated by more than one shareholder, the nomination shall be honored, and all votes cast in favor of such nominee shall be counted if at least one nomination for that person complies with the provisions of the bylaws of the Company.

The process whereby the Nominating Committee identifies director candidates may include identification of individuals well-known in the community in which the Company operates and individuals recommended to the Nominating Committee by current directors or officers who know those individuals through business or other professional relationships, as well as recommendations of individuals to the Nominating Committee by shareholders and customers.  In its evaluation of prospective director candidates, the Nominating Committee considers an individual's independence (as defined in the listing rules of NYSE MKT), as well as his or her skills and experience relative to the needs of the Company.  Director candidates meet personally with the members of the Nominating Committee and are interviewed to determine their satisfaction of the criteria referred to above.  Although the Company has no policy regarding diversity, the charter of the Nominating Committee provides that diversity is one of the criteria the Nominating Committee may consider when selecting individuals to recommend for Board membership, together with independence, sound judgment, skill, integrity, willingness to make the required time commitment, understanding of financial statements and knowledge of and experience in the Company’s and its subsidiaries’ businesses, and the interplay of a candidate’s experience with the experience of other members of the Board of Directors.  There is no difference in the manner in which the Nominating Committee will evaluate director candidates recommended by shareholders, as opposed to director candidates presented for consideration to the Nominating Committee by directors, officers or otherwise.

Board Meetings and Attendance at Board of Director and Committee Meetings.    The Company’s Board of Directors met twelve times during fiscal 2012.  Each incumbent director attended at least 75% of the aggregate of: (1) all meetings of the Company’s Board of Directors (held during the period for which he or she served as a director) and (2) all meetings held by the committees of the Company’s Board of Directors on which he or she served (during the periods that he or she served).

Availability of Committee Charters and Other Corporate Governance Documents.    Current copies of the written charters for the Audit Committee,  Governance Committee, Human Resource and Compensation Committee, and Nominating Committee, copies of the Company's "Chief Executive Officer/Treasurer/Controller Code of Ethics" and the "Code of Conduct," the "Policy for Communication to the Board of Directors," and the “Employee Complaint Procedure for Accounting and Auditing Matters” are available in the Governance Documents section of the Company's website at www.evansbancorp.com.

DIRECTOR COMPENSATION

Director Fees.  Each director of the Company also serves as a member of the Board of Directors of the Bank.  Non-employee directors do not receive compensation for attending meetings of the Bank’s Board, but do receive committee meeting fees.  Further, it is the policy of the Board that employee directors are not paid for their service on the Company's or the Bank's Board of Directors in addition to their regular employee compensation.

During fiscal 2012:

•

Non-employee directors were compensated at the rate of $1,000 in cash ($1,350 for Mr. Biddle, who takes the minutes of the Board’s meetings), payable on a monthly basis, and $500 in shares of restricted stock payable as a lump sum grant equal to $6,000 at the February board meeting.  The number of shares of restricted stock awarded was calculated by dividing $6,000 by the closing price for a share of the Company’s common stock on the NYSE MKT on the date of grant.  In February 2012, each non-employee director received a grant of 430 shares of restricted stock, at a grant date fair value of $13.95 per share, for service during 2012.  Each restricted stock grant vests on a one-year basis, with 100% of the award vesting on the anniversary of the grant date, subject to full acceleration of vesting upon an individual’s death, disability, retirement or involuntary termination in connection with a change in control of the Company.  Vesting of restricted stock grants is accelerated on a pro-rated basis upon the individual’s resignation.  Upon Mr. Tilley’s resignation from the Board in April 2012, a pro-rated portion of his February 2012 grant, equal to 143 shares, vested.

•

Non-employee directors were compensated at a rate of $350 per committee meeting of the Board of Directors of the Company and of the Bank, and the chairperson of each committee received $550 per meeting, except that members of the Company’s Audit Committee and Human Resource and Compensation Committee received $600 per meeting, and the chairperson of each of those committees received $900 per meeting.

•	Non-employee directors received $700 for attendance at two strategic planning meetings held outside of normal monthly Board meetings and regular committee meetings.

•

In addition to director meeting fees, the individual serving as Chairman of the Company’s Board of Directors and the Bank’s Board of Directors is entitled to receive an annual fee of $43,000.  He or she will not receive committee meeting fees while serving as Chairman.  During 2012, Mr. Brothman received a pro-rated share of $43,000, equal to $14,333, for serving as Chairman of the Board of Directors of the Company and of the Bank through April 2012, and Mr. O’Brien received a pro-rated share of $43,000, equal to $28,667, for serving as Chairman of the Board of Directors of the Company and the Bank from May 2012-December 2012.

•

In addition to director meeting fees, starting in April 2012, the individual serving as Vice Chairman of the Company’s Board of Directors and the Bank’s Board of Directors in entitled to receive an annual fee of $5,000.  Mr. Wortham received a pro-rated share of $5,000, or $3,336, for serving as Vice Chairman from May-December 2012.

Director Compensation.  The following table provides information with regard to the compensation paid to the Company's non-employee directors for their service during the fiscal year ended December 31, 2012.

		(1) (2)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3) ($)	Total ($)

James Biddle, Jr.	21,850	6,000	1,490	29,340
Phillp Brothman	29,783	6,000	6,691	42,475
Marsha S. Henderson	22,350	6,000	174	28,524
Kenneth C. Kirst	30,250	6,000	2,101	38,351
John R. O'Brien	48,017	6,000	-	54,017
Michael J. Rogers	25,050	6,000	-	31,050
James Tilley(4)	8,200	2,000	-	10,200
Nancy W. Ware	15,250	6,000	2,185	23,435
Thomas H. Waring	18,100	6,000	275	24,375
Lee C. Wortham	23,683	6,000	-	29,683

(1)  Reflects the fair value of the awards at grant date, in accordance with FASB ASC Topic 718 for financial statement reporting purposes.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Amounts shown in the table are based on the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be recognized by the directors.

(2)	The following reflects all equity awards granted to each director during 2012 that were outstanding as of December 31, 2012:

Name	Stock Awards (#)
James E. Biddle, Jr.	430
Phillip Brothman	430
Marsha S. Henderson	430
Kenneth C. Kirst	430
John R. O'Brien	430
Michael J. Rogers	430
James Tilley	-
Nancy W. Ware	430
Thomas H. Waring, Jr.	430
Lee C. Wortham	430

(3)  Deferred Compensation Plan.  The Company maintains a non-qualified deferred compensation plan whereby the directors may elect to defer 1% to 100% of their fees until retirement or termination of service.  The Company credits such deferrals at a rate determined at the beginning of each plan year equal to 1% over the prime rate as of each January 1st.  This column reflects,  amounts credited under the deferred compensation plan during 2012 at interest rates greater than 120% of the applicable federal long-term rate then in effect.  Only the above-market portion of interest credited to the participating directors’ accounts has been reported.

(4)  Mr. Tilley retired his position as director of the Company on April 26, 2012.  When he retired, a pro-rata amount of the original $6,000 grant vested, equal to 143 shares.  Mr. Tilley received $158,053 in distributions from retirement plans through the Company in fiscal 2012,  related to his prior service as an executive officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Human Resource and Compensation Committee are:  Phillip Brothman, Marsha S. Henderson, John R. O’Brien, Thomas H. Waring, Jr., and Lee C. Wortham.  None of the members of the Human Resource and Compensation Committee during fiscal 2012 is or has been an officer or employee of the Company or any of its subsidiaries.

During fiscal 2012, none of the Company's executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity.

COMPENSATION COMMITTEE REPORT

The information contained in this Human Resource and Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Human Resource and Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management.  Based on this review and discussion, the Human Resource and Compensation Committee recommended to the Board of Directors that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Human Resource and Compensation Committee

Lee C. Wortham

Thomas H. Waring, Jr., Chairman	Phillip Brothman
Marsha S. Henderson	John R. O’Brien
Lee C. Wortham

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

Executive Summary.

            Financial Performance. Despite an economic environment that continued to be challenging during 2012, the Company delivered strong financial performance and growth.

•

Company achieved record net income in 2012 of $8.1 million, a 33% increase from $6.1 million in 2011.  By comparison, net income of the 2012 Proxy Peer Group (defined below) increased by 19% in 2012.  On a per diluted share basis, net income for the Company was $1.95 compared with $1.49 in the prior year period.

•	Net interest income increased 6.9% in 2012 over 2011, compared with 6.1% for the 2012 Proxy Peer Group.
•	Return on average equity improved to 11.20% in 2012 compared with 9.17% in 2011 and 10.06% for the 2012 Proxy Peer Group.
•

Credit quality continued to improve as the ratio of non-performing loans and leases to total loans and leases decreased from 2.60% to 1.41% year over year. The ratio for the Proxy Peer Group was 1.74% at December 31, 2012.

Executive Compensation Highlights.

The Company seeks to align the interests of its executive officers, including the executive officers named in the Summary Compensation Table below  (the “NEOs”) with the interests of its shareholders.  The Company’s compensation program is designed to complement the strategic plan objectives and to reward executives for performance as measured against short-term goals, long-term sustained results to the Company’s shareholders, and the Company’s core values.  The Company continues to design and monitor its compensation programs to further ensure that those programs are aligned with these objectives and to comply with emerging best practices.

Key actions taken during 2012 include:

•

Adoption of a Compensation Recovery Policy, commonly referred to as a “clawback policy”, which provides for the recovery of performance-based compensation from some of our executive officers in connection with certain restatements of our consolidated financial statements.

•

Adoption of enhancements to its short-term cash incentive program to better reward individual performance and control risk relative to established goals and objectives, rather than relying solely on Company-wide performance measures.

•

A philosophical change in the mix of equity incentive awards from 50% restricted stock and 50% stock options, to 75% restricted stock and 25% stock options beginning with awards granted in early 2013 (based on 2012 performance) to continue to promote alignment between management and shareholders.

•	Review and approval of all executive and employee incentive plans to monitor risk.
•	Review and approval of the Human Resources and Compensation Committee Charter and Compensation Philosophy

In addition, the Company continues to focus on rewarding NEOs for achievement of short-term and long-term strategic and operational goals and increased shareholder return, while at the same time avoiding the encouragement of excessive or unnecessary risk taking. Toward that end, the Company continued to emphasize the following prudent compensation practices during 2012:

•

Short-term and long-term incentive compensation is tied to both financial and non-financial performance measures in order to further align the interests of NEOs with those of the Company’s shareholders.

•	Compensation criteria are structured so that achievement of corporate and individual goals do not encourage excessive risk-taking.
•	No tax “gross-ups” are included in any employment-related agreements.
•	Perquisites and personal benefits are limited to those that support a demonstrated business purpose.
•

Change in control provisions in the Company’s employment and other agreements with its NEOs provide for payment of severance benefits, including accelerated vesting of stock options and restricted stock, only upon termination of employment or job diminishment in connection with a change in control (a so-called “double trigger” event).

Executive Compensation Philosophy.  The objective of the Company’s executive compensation programs is to attract, develop and retain executive officers capable of effectively leading the Company and maximizing performance for the benefit of the Company’s shareholders.  The Human Resource and Compensation Committee (the “Committee”) has reviewed the various elements of executive compensation provided by the Company during 2012 to ensure that the elements of compensation will align executives’ interests with those of the shareholders and the long-term interests of the Company.  The Committee reviews each element of compensation to ensure the compensation packages offered will allow the Company to attract and retain superior executive talent and reward performance while not encouraging excessive risk-taking.  The Company’s executive compensation program during 2012, discussed in greater detail below, included:

•	Cash base salary and employment contracts that are competitive within the industry and designed to enable the Company to recruit and retain highly-qualified individuals;
•	Cash bonus incentive plans, directly linking pay to Company performance and designed to motivate executives to deliver superior results without encouraging excessive risk-taking;
•	Long-term equity incentives, designed to align executives’ interests with those of the Company’s shareholders in achieving long-term performance;

•	A Supplemental Executive Retirement Plan (“SERP”), designed to assist the Company in retaining talented executives and rewarding long-term service to the Company;
•	A qualified 401(k) plan and a non-qualified deferred compensation plan, allowing executives to defer “pre-tax” earnings to save adequately for retirement;
•	Welfare programs designed to replace income in the event of sickness, accident, retirement or death; and
•	Limited perquisites based on demonstrated business purpose.

The decisions made on senior executive compensation, including NEO compensation, are based primarily upon the Committee’s assessment of each executive’s leadership and operational performance and his or her potential to contribute to the long term success and soundness of the Company and to enhance long-term shareholder value.  The Committee considers its subjective assessment of each individual’s performance, and not rigid formulas or short-term changes in business performance, in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.  Key factors affecting the Committee’s judgment include the executive’s performance compared to the financial, operational, and strategic goals established by the Board of Directors at the beginning of each fiscal year; contribution to the Company’s financial results, particularly with respect to key metrics such as asset growth, credit quality and earnings on capital; and effectiveness in leading our initiatives to increase shareholder value.  Additionally, the Committee assesses each executive’s presence in and commitment to the community.

Role of the Human Resource and Compensation Committee and CEO.  The Committee is composed solely of independent directors of the Company.  It is responsible for all policies and practices related to director, executive and employee compensation.  As part of this responsibility, the Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to executive compensation, and reviews and evaluates the performance of each of the senior executive officers, including the NEOs, in light of those goals and objectives.   Compensation for the NEOs is reviewed and approved by the Committee during the first quarter of each year based on performance during the prior year.

The Committee meets at least quarterly.  Members of Company management may attend Committee meetings to provide the Committee with information relating to the Company’s compensation and benefit plans and programs, recommended changes to those plans and programs, and educational material.  In particular, the Bank’s President and CEO, Chief Financial Officer, and Executive Vice President of Organizational Development & Employee Experience attend Committee meetings to present data and analysis and to formulate recommendations regarding executive (excluding the President and CEO) and employee compensation, benefit plans and promotions.  The Executive Vice President of Organizational Development & Employee Experience provides the Committee with data for its consideration in setting the base salary for the President and CEO.  In addition, certain members of the executive management team may attend Committee meetings to provide guidance on SEC reporting requirements as well as on other matters related to executive compensation, such as employee benefits and related insurance matters.  The Committee believes that this input from management is critical to ensuring that the Committee and its advisors have the data needed to make informed decisions with respect to the Company’s compensation programs and each NEO’s individual compensation.  In determining the base salary, annual incentive and long-term incentive components of CEO compensation, the Committee will consider multiple factors including the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.  The Committee also spends a portion of each meeting convening in executive session, without the presence of any members of management or other attendees.

Role of Compensation Consultants.  During 2012, the Committee did not engage any compensation consultants but rather focused on the implementation of recommendations made in the prior year by Arthur Warren, Esq., an executive compensation consultant specializing in community bank compensation plans,  including enhancements to the Company’s short term incentive program and the implementation of a clawback policy for performance-based executive officer compensation programs, described in greater detail under “Executive Compensation – Compensation Discussion and Analysis – Executive Total Compensation” and “Executive Compensation – Compensation Discussion and Analysis – Compensation Recovery Policy”, respectively, below.

Benchmark Analysis.  The base salary compensation of the NEOs and certain other members of the executive management team are compared to a “benchmark” established using relevant industry compensation surveys.  The Committee considers the compensation data and financial performance of the banks included in the surveys.  Several groups are identified for benchmark analysis including a Proxy Peer Group, a High Performing Financial Group and a group consisting of local banks within our market. The Proxy Peer Group is selected to reflect banks of similar asset size and that operate in geographic regions with a median household income level similar to the Bank’s primary market area, and whose return on average equity and earnings per share are similar to the Company’s.  Due to these factors, nine new institutions were named to the Proxy Peer Group in 2012 with five remaining from 2011.  Five institutions from the 2011 Proxy Peer Group possessed asset sizes of less than $500 million which are not of a similar asset size to the Company and were removed. One institution from the 2011 Proxy Peer Group grew to assets much larger than the Company and was removed.  Four 2011 Proxy Peer Group institutions no longer exist and were removed.    The Proxy Peer Group utilized in setting equity compensation levels for 2012 included ACNB Corporation, American National Bankshares, Inc., Chemung Financial Corporation, Codorus Valley Bancorp, Inc., Community Bank Shares of Indiana, Inc., ENB Financial Corp., Farmers National Banc Corp., First Citizens BancShares, Inc., Mid Penn Bancorp, Inc., Monarch Financial Holdings, Inc., NB&T Financial Group, Inc., Penns Woods Bancorp, Inc., Teche Holding Company and Valley Financial Corporation.  The High Performing Financial Group, which includes banks that may be of larger size or that operate in more affluent geographic regions than the Company’s primary market area and produce greater financial results in areas such as return on average equity, return on average assets, efficiency ratio and earnings per share, is used for comparison of both compensation data and financial performance.  For 2012, the High Performing Financial Group included Beacon Federal Bancorp, Inc., Chemung Financial Corporation, CNB Financial Corporation, German American Bancorp, Inc., Greene County Bancorp, Inc., Lyons Bancorp, Inc., Merchants Bancshares, Inc., Norwood Financial Corp., Orrstown Financial Services, Inc., and Penns Woods Bancorp. For 2012, the local bank group included Lake Shore Bancorp, Financial Institutions, Inc., First Niagara Financial Group, Inc. (“First Niagara”), M&T Bank Corporation (“M&T”), Community Bank System, Inc., Northwest Bancshares, Inc., and Tompkins Financial Corporation.  Although some members of the local bank group, such as M&T and First Niagara, are much larger than the Company, we still analyze their compensation levels because we compete directly with these institutions for executive talent.  In addition, the Committee reviewed survey data published by Pearl Meyer & Partners as well as by the American Bankers Association, by both asset size as well as region, and regional data provided by the Buffalo Niagara Partnership, a local chamber of commerce.  While the Proxy Peer Group reflects financial institutions that are the most similarly situated to the Company, the Committee believes that it is useful to examine the “best practices” of a broader group of companies, and that multiple sources of compensation data assist the Company in designing pay programs that are both contemporary and relevant.

The Committee utilizes the salary surveys as a source of information in determining base salary for Messrs. Nasca and Kajtoch, and has generally targeted the 50th to the 75th percentile for base salary.  The base salary of Mr. Miller is not compared to benchmark data, due to a lack of comparable data for his position.  Instead, Mr. Miller’s compensation is determined based upon his individual performance as compared to annual goals, including the achievement of corporate strategic and operational objectives.  The Committee uses the survey data as a point of reference and comparison only, and not for purposes of establishing or setting a specific level of compensation to be achieved.  The survey data include companies that may not have the complexity of our organization, such as an insurance component, and we believe it is important to pay for the expertise required to manage our business.  Because the roles and responsibilities of executive officers can vary from one institution to another, the Committee also considers each NEO’s experience, length of service in his or her position, and individual performance.  The Committee has made the decision to pay above the 50th percentile for NEO salary where the Committee believes it is necessary to attract and retain superior executive talent and/or experience in order to support planned growth of the Company.  The Committee believes that this is appropriate in light of the expected future roles of the executives in supporting a larger organization as the Company pursues a growth strategy.  During 2012, the Company paid Mr. Nasca 100% and Mr. Kajtoch 110% of the weighted survey average base salary at the 50th percentile, as reported in the 2011 salary surveys utilized by the Committee as described above.  See “Executive Total Compensation – Base Salary” below for a discussion of actions taken with respect to the NEOs’ base salary in 2012.

Compensation Recovery Policy.  In 2012, the Company adopted the Incentive Plan Clawback Policy, a policy providing for the recovery of performance-based compensation paid to certain senior executives of the Company, including the NEOs, in the event of a restatement of the Company’s consolidated financial statements.  The policy applies to performance-based compensation paid during the three-year period prior to the correction of the accounting error, where the amount of such compensation paid to the executive was increased based on the erroneous financial statements, and the executive engaged in fraud or illegal conduct which materially contributed to the need for the restatement.  The policy generally covers compensation paid or awarded to executives under the Company’s short-term and long-term incentive plans.

Executive Total Compensation.  The following discussion describes the key elements of the Company’s NEO compensation program and the actions taken with respect to each element for 2012.  This discussion covers actions taken with respect to compensation payable to Cynthia Rich, whose employment with the Company was terminated effective August 29, 2012, but who is considered an NEO for 2012 under applicable SEC rules.

1.

Base Salary.  The Company’s approach to compensation begins with establishing a fair base salary determined by individual factors, such as the employee’s role in the organization, scope and complexity of responsibility of the position, the market value of his or her job, the level of an individual’s expertise in the role and his or her performance in the position, as well as Company performance factors, such as Company financial performance, including earnings per share and growth in net income.  Annual individual performance is evaluated on an individual’s performance against the Company’s Organizational Core Values (customer focus, ownership and alignment toward shared goals, integrity, passion, valuing others, and talent) and a set of five team-based competencies.   The Committee also considers the level of achievement of corporate strategic and operational objectives established by the Committee as described above under “Compensation Discussion and Analysis – Role of the Human Resource and Compensation Committee and CEO.”  The Committee then compares the executive’s salary against market data as described above under “Compensation Discussion and Analysis – Benchmark Analysis.”

The Company maintains a common anniversary date for the merit review process and related salary adjustments, which generally occur in February of each year.  After consideration of compensation data, Company performance and individual performance, the Committee approved increases to the base salary of each of our NEOs, effective February 1, 2012, as follows: Mr. Nasca’s annual base salary was increased from $270,000 to $300,000, Mr. Kajtoch’s annual base salary was increased from $170,950 to $175,224, Mr. Miller’s annual base salary was increased from $232,600 to $238,415, and Ms. Rich’s annual base salary was increased from $155,150 to $158,719.  The Committee exercised its discretion to increase the NEOs’ salary based on its subjective assessment of each individual’s performance as described above under “Compensation Discussion and Analysis – Executive Compensation Philosophy.”

2.

Short-Term Cash Incentive Compensation.  The Evans Excels Performance Incentive Plan (the “Evans Excels Plan”) is a short-term incentive compensation plan intended to reward performance of officers of the Bank, including the NEOs.  The plan is designed to motivate employees to attain desired objectives and to encourage teamwork and collaboration while aligning compensation with overall Company performance.  This plan is a key element of the total compensation benefits provided to our NEOs and allows the Company to remain competitive with the market by providing the opportunity to receive significant cash incentives.

The design of the plan is intended to ensure that no benefits are paid to executives and other employees unless Company performance goals are attained.  If the Company performance goals are attained, the Committee then considers, with management’s input, each employee’s individual performance in determining whether to make awards under the plan, as described below.  For 2012, the Committee utilized Company annual net income growth as the measure for determining whether awards would be paid under the Evans Excels Plan.  The Committee determined the levels of growth in net income (after tax but before short term incentive payment) which it believes provide a reasonable balance between shareholder value and appropriate employee motivation and reward.  A “target” was set at  $5,745,142 in net income, which would pay out 100% of the potential incentive. By comparison, 2011 net income was $6,111,850.  A “threshold” was set at $5,517,087, which would provide potential incentive payout at 50% and a “stretch” goal was set at $5,973,196, which would provide potential incentive payout at 150%.  If actual net income growth were below the threshold, no incentive would be paid.  In 2012, the “stretch” goal was met, reflecting actual net income of $8,132,377, a 33.1% increase over 2011.  As discussed further in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the increase in the Company’s 2012 net income was driven by a $2.6 million decrease in the Company’s provision for loan and lease losses.  The Committee establishes net income targets in January of each year based on the Company’s budget for that year, taking into consideration metrics that require board approval related to asset growth, efficiency ratio, return on equity, return on assets, net charge offs to average loans and non-performing loans to total loans.  All awards are to be paid out as a percentage of a participant’s base salary earned during the relevant performance period, which runs from January 1st to December 31st.

Individual performance and attainment of assigned goals are also considered by the Committee, and all employees are required to meet a certain level of performance to receive payment.  Historically, the Committee has considered a broad variety of individual performance goals and generally exercised its discretion in determining individual awards.  In 2012, based upon recommendations made by the compensation consultant retained by the Committee in 2011, the Committee established specific individual performance measures in determining each employee’s payout amount and increased the executive award payouts slightly for the various levels in 2012 in order to remain competitive within the marketplace and to compensate for the increased difficulty in obtaining the individual performance measures as recommended by the compensation consultant.  The Committee believes that establishing specific performance measures for each participant will enhance the ability of the plan to encourage performance in those targeted areas.  The Committee expects to continue this approach going forward.

The following performance measures were utilized for the NEOs for 2012:

Executive Officer	Performance Measures and (Weightings) at Target Performance	2012 Performance Results
David Nasca	Net Income of $5.745 million (30%)	Achieved at stretch level of $8.132 million Net Income
	Non-Performing Loans to Total Loans of 2.79% (15%)	Achieved at stretch level of 1.41% Non-Performing Loans to Total Loans
	Credit & Loan Operations Process Improvement (15%)	Achieved at stretch level
	Efficiency Ratio of 71.60%, Return on Equity of 8.10% (15%)	Achieved at stretch level of 70.10% Efficiency Ratio, 11.20% Return on Equity
	Facilities Consolidation, Cost Reduction (10%)	Achieved at stretch level
	Discretionary (15%)	Achieved at stretch level
Gary Kajtoch	Net Income of $5.745 million (10%)	Achieved at stretch level of $8.132 million Net Income
	Efficiency Ratio of 71.60%, Non-Performing Loans to Total Loans of 2.79%, Return on Equity of 8.10% (20%)	Achieved at stretch level of 70.10% Efficiency Ratio, 1.41% Non-Performing Loans to Total Loans 11.20% Return on Equity
	Develop Internal Measurement Metrics (10%)	Achieved at stretch level
	Transition of Investor Relations (15%)	Achieved at stretch level
	Facilities Consolidation, Cost Reduction (10%)	Achieved at stretch level
	Maintain or Improve Regulatory Risk Ratings, Capital Adequacy Levels (20%)	Achieved at stretch level
	Discretionary (15%)	Achieved at stretch level
Robert Miller, Jr	Net Income of $5.745 million (30%)	Achieved at stretch level of $8.132 million Net Income
	No Double Downgrades of Loan Risk Ratings, Non-Performing Loans to Total Loans Ratio of 2.79%, Net Charge-offs to Average Loans of 0.29% (20%)	Not achieved. 3 Double Downgrades of Loan Risk Ratings, Non-Performing Loans to Total Loans Ratio of 1.41%, Net Charge-offs to Average Loans of 0.29%
	Increase Investment Services Revenue to $300 thousand (10%)	Achieved at stretch level at $333 thousand
	Return on Assets of 0.74%, Efficiency Ratio of 71.60% (10%)	Achieved at stretch level of 1.04% Return on Assets, 70.10% Efficiency Ratio
	Insurance Department Net Income of $1.042 million (15%)	Achieved at stretch level at $1.172 million
	Discretionary (15%)	Achieved at stretch level
Cynthia Rich	Net Income of $5.745 million (20%)	Incomplete - separated before year end
	Efficiency Ratio of 71.60% , Non-Performing Loans to Total Loans 2.79%, ROE of 8.10% (15%)	Incomplete - separated before year end
	Facilities Consolidation, Cost Reduction (15%)	Incomplete - separated before year end
	Credit & Loan Operations Process Improvement (20%)	Incomplete - separated before year end
	Brand Awareness (15%)	Incomplete - separated before year end
	Discretionary (15%)	Incomplete - separated before year end

The payouts are determined pursuant to the sum of the weightings for each individual’s total goal set for 2012.  If all individual goals were met at “target” performance, Mr. Nasca would be awarded a cash incentive payment equal to 25% of his 2012 base salary, each of Messrs. Miller and Kajtoch would be awarded a cash incentive payment equal to 19% of his 2012 base salary, and Ms. Rich would have been awarded a cash incentive payment equal to 19% of her 2012 base salary if she had remained with the Company.  These percentages increased from 20%, 15% and 15%, respectively in 2011. If all individual goals were met at “stretch” performance, Mr. Nasca would be awarded a cash incentive payment equal to 37.5% of his 2012 base salary, each of Messrs. Miller and Kajtoch would be awarded a cash incentive payment equal to 28.5% of his 2012 base salary, and Ms. Rich would have been awarded a cash incentive payment equal to 28.5% of her 2012 base salary if she had remained with the Company.  These percentages were increased from 30%, 22.5% and 22.5%, respectively, in 2011.  If all individual goals were met at “threshold” performance, Mr. Nasca would be awarded a cash incentive payment equal to 12.5% of his 2012 base salary, each of Messrs. Miller and Kajtoch would be awarded a cash incentive payment equal to 9.4% of his 2012 base salary, and Ms. Rich would have been awarded a cash incentive payment equal to 9.4% of her 2012 base salary if she had remained with the Company.  These percentages were increased from 10%, 7.5% and 7.5%, respectively in 2011. Most individual goals had partial achievement levels which are lower than the listed weightings to provide a lower cash incentive payment if a threshold achievement was obtained.  Notwithstanding the individuals’ achievement of their specific performance measures, the established levels of net income growth, described above, are required to “open” the plan to allow payout of incentives.   If the minimum net income growth (threshold) is not met, no awards would be payable pursuant to the plan, except that the Board of Directors may, at its discretion, grant awards notwithstanding performance below threshold.  To date, the Board of Directors has not exercised this discretionary authority.  The amounts paid under the plan to each NEO for 2012 are set forth in the Summary Compensation Table below.

3.

Equity Incentives.  While the Evans Excels Plan focuses on the achievement of short-term performance measures, the 2009 Long-Term Equity Incentive Plan, approved by shareholders in April 2009, is designed to provide key employees with a reward opportunity that aligns the interests of the participants with those of the Company’s shareholders by focusing on our Company’s performance over a longer period of time.  The equity incentive plan both links the size of awards granted to the NEOs to the past performance of the Company, and ties the ultimate realizable value of those awards to the future value of the Company’s common stock, thereby aligning the NEOs’ interests with those of the Company’s shareholders, and encouraging a balance between growth and prudent risk-taking.

Under the equity incentive plan, the Committee typically grants awards of stock options, under which executives recognize value commensurate with increases in long-term shareholder value, and restricted stock, which provides immediate value to the NEO but loses value in the event that shareholder value decreases.  Both stock options and restricted stock link an NEO’s compensation to long-term Company performance.  Both types of equity awards also have a retentive effect because they vest over a period of time, typically four years.  Vesting may be accelerated under certain circumstances, such as the executive’s death, disability or retirement, or if an executive’s employment is terminated in connection with a change in control of our Company.  The restricted stock will receive dividends if and when dividends are paid on the Company’s common stock, and have voting rights during the restriction period.

Historically, the Committee has granted awards consisting of 50% shares of restricted stock and 50% stock options.  The Committee believes that restricted stock is a particularly effective incentive tool because the value of the award can be further enhanced if the value of the Company’s common stock increases after the date the restrictions lapse.  The Committee further believes that stock options are an effective long-term incentive because the holder can only profit if the value of the Company’s common stock increases.  In 2012, the Committee determined to grant future awards (beginning with awards granted in 2013, based on 2012 performance) consisting of 75% shares of restricted stock and 25% stock options.  The Committee believes that this change reflects the evolving best practices within the Company’s industry regarding NEO equity ownership and will continue to drive increased equity ownership by the Company’s executive officers.  The Committee may also grant awards of stock appreciation rights and restricted stock units under the equity incentive plan.

The Committee believes that the Evans Excels short-term incentive plan and the equity-based long-term incentive plan together create a balance between short-term and long-term performance goals and appropriate risk-taking.

The Committee exercises its discretion in determining when to grant equity incentive awards, as well as the size and nature of the awards.  Equity awards are typically granted on an annual basis, based on prior year performance, but may under certain circumstances be granted at other times during the year, for example, in connection with a new hire or a change in position within the Company.  As a general matter, the Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we have never timed the release of material non-public information to affect the value of executive compensation.  In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.  In determining the amount of each award, the Committee looks at Company performance, generally net income growth, the number of shares remaining available for issuance under the plan, the market price for the Company’s common stock, and the Committee’s subjective assessment of each individual’s performance (generally based on the same factors as those described above with respect to individual performance under the Evans Excels short-term cash incentive plan).  The Committee does not rely on specified pre-determined target award values.

During 2012, the Committee approved the following equity awards (for more detail on the awards granted to the Company’s NEOs, see the “Summary Compensation Table” and “Grants of Plan-Based Awards” table below):

•	Restricted Shares – during 2012, a total of 7,480 restricted shares were granted to 20 employees, of which 3,470 were granted to our NEOs.
•	Stock Options – during 2012, a total of 59,480 options were granted to 20 employees, of which 27,560 were granted to our NEOs.

4.

Executive Deferred Salary Plan.  Under the Company’s Deferred Compensation Plan, participating NEOs are able to defer, at their election, up to 100% of their base salary.  This deferred salary amount accrues interest at the rate of prime plus 1%, based upon prime as stated in the Wall Street Journal as of January 1st each year (3.25% for 2012).  The plan is designed to provide a vehicle for executives, including NEOs, to defer their base salary on a “pre-tax” basis in order to achieve their personal retirement goals, and the Committee believes that this plan is useful in recruiting and retaining talented executive officers.  The Company does not contribute to this plan but accrues a liability expense for future payment.  The plan is unfunded and considered a non-qualified plan for tax purposes.

5.

Supplemental Executive Retirement Plans (“SERPs”).  Messrs. Nasca, Miller and Kajtoch are participants in SERPs provided by the Bank, which increase their retirement benefits above amounts available under the Company’s tax-qualified and other pension programs.  The Committee believes that these plans, and the level of benefits that are provided under these plans, are appropriate to promote retention and to recognize and reward long-term service to the Company.  Mr. Nasca and Mr. Kajtoch are participants in the Evans Bank, N.A. Supplemental Executive Retirement Plan for Senior Executives (the “Senior Executive SERP”).  Ms. Rich also participated in the Senior Executive SERP prior to the termination of her employment in August 2012.  The Senior Executive SERP provides a benefit to Mr. Nasca of 35% of his base salary for a period of 15 years. The benefit for Mr. Kajtoch will be 25% of his base salary for a period of 15 years.  The benefit to Ms. Rich, had she remained employed by the Company, would have been 25% of her base salary for a period of 15 years.  There is a 10-year vesting period on these plans.  The Senior Executive SERP is unfunded and is considered a non-qualified plan for tax purposes.  The SERP for Mr. Miller is considered an offset plan, designed to provide 70% of base salary offset by benefits provided under the Defined Benefit Pension Plan, Company contributions to the Evans Employee Savings Plan (401(k) plan), and the value of Company contributions to social security benefits.  The SERP for Mr. Miller provides a 15-year benefit, but the benefit is not frozen at a specific age.  Like the Senior Executive SERP, Mr. Miller’s SERP is unfunded and is considered a non-qualified plan for tax purposes.  Mr. Miller’s annual benefit, when combined with amounts payable under the Company’s tax-qualified and other pension programs and social security, will equal 70% of the average of his highest five consecutive years’ salary and bonus.

6.

Perquisites.  The Company provides its NEOs with limited perquisites designed to assist the NEOs in being productive and which the Committee believes are reasonable, competitive and consistent with its overall executive compensation program.  These perquisites, the aggregate cost of which is disclosed in the “Summary Compensation Table” below, generally include an auto allowance and club memberships, which the Committee believes are important to the NEOs’ development of business relationships, an activity critical to the long-term success of the Company, and long-term disability insurance. The Company believes that its perquisites allow senior executive officers to operate more effectively.

Employment Agreements.  The Company believes the use of clear and concise employment contracts is an effective tool to attract and retain senior executives, as well as to protect proprietary information and customer relationships.  Messrs. Nasca, Kajtoch and Miller are each covered by a three year term contract with a daily renewal, and Ms. Rich was a party to such an agreement until the termination of her employment in August 2012. On May 21, 2012, Evans Bancorp, Inc. delivered a notice of non-renewal to Ms. Rich.  Also on May 21, 2012, Evans Bancorp, Inc and The Evans Agency, Inc. together delivered a notice of non-renewal to Mr. Miller. Mr. Miller’s contract will terminate upon expiration of the current three year term, on May 21, 2015.  Ms. Rich’s contract terminated effective upon the termination of her employment in August 2012, as described further below.

Post-Termination Compensation.  As mentioned above, the Company has entered into employment contracts with its NEOs which provide for certain severance payments, described below under “Potential Payments Upon Termination or Change in Control,” if the executive’s employment terminates under circumstances described in their employment contracts.  In addition, if there is a change in control of the Company, the NEOs may be entitled to full acceleration of their equity-based compensation, as described above under “Executive Total Compensation – Equity Incentives.” The Committee believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar arrangements in place for their executives.  These arrangements may help incentivize NEOs to remain with the Company and to assist in any potential change in control transaction, which provides security for the NEOs and stability for the Company.  The Committee attempts to balance protection of its executives upon a change in control with protection of the Company’s interests by making accelerated vesting available upon a change in control only if the NEOs are involuntarily terminated or experience a job diminishment in connection with the change in control (a so-called “double-trigger”).  Additionally, the Committee links severance payments to agreements by the NEOs not to compete with the Company, solicit the Company’s employees or customers, or disclose confidential information.  For further information on the potential payouts under these arrangements, see “Potential Payments Upon Termination or Change in Control”, below.

Executive Severance Plan.  In May 2012, the Company established an Executive Severance Plan to provide post termination coverage to executive officers who are not covered under an employment contract or change in control agreement that provides for severance or similar post-employment compensation.  A participant (1) whose employment is involuntarily terminated by the Company for reasons other than for cause, as defined in the plan, (2) who is required to move employment more than 35 miles from his or her current place of employment, and who rejects the relocation and terminates employment, or (3) whose aggregate compensation is materially reduced, and who terminates employment, will be eligible for severance payments under the Executive Severance Plan.  Under the plan, a participant eligible for benefits would receive 18 months of salary continuance plus the participant’s short term incentive amount at the target level, pro-rated for the time during the year in which the participant was actively employed by the Company.  The severance payments will be made over the 18-month period following termination in accordance with the Company’s regular payroll cycle.  In addition, the Company will reimburse eligible participants for up to $5,000 in outplacement services during the 12-month period following termination (payable in a lump sum, in cash).  Payments and benefits under the Executive Severance Plan are subject to the participant’s compliance with one-year non-competition and non-solicitation covenants.  Because each of the NEOs currently has an employment agreement providing for severance benefits, none of the NEOs is covered by the Executive Severance

Plan as of the date of this proxy statement.  Any NEO not covered by such an agreement would, however, be eligible to participate in this plan.

NEO Separation.  Effective August 29, 2012, Cynthia Rich’s position was eliminated, and she was terminated by the Company without cause.  In accordance with the terms of Ms. Rich’s employment agreement with the Company, she is entitled to receive a lump sum, payable on March 1, 2013, equal to three times the sum of the highest base salary paid to her at any time under her employment agreement, plus the average annual non-equity incentive bonus paid to her in the three years prior to termination, resulting in an aggregate payment of $543,434.62.  The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months following her termination.  In addition, Ms. Rich was a participant in the Senior Executive SERP.  Her projected lump sum payment is $126,041.  In accordance with the distribution election previously made by Ms. Rich, this amount will be payable on her 62nd birthday.  The foregoing payments and other benefits are conditioned upon Ms. Rich’s compliance with her obligations of confidentiality, non-competition and non-solicitation set forth in her employment agreement.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the chief executive officer or any of the three other highest paid executive officers (other than the chief financial officer), excluding performance-based compensation.  Through December 31, 2012, this provision has not limited the Company’s ability to deduct executive compensation.  The Committee will continue to monitor the potential impact of Section 162(m) on the Company’s ability to deduct executive compensation, and in particular, will review the effect of recent Internal Revenue Service rulings related to performance-based compensation in change-in-control situations.  The 2009 Long-Term Equity Incentive Plan has been designed, and is intended to be administered, in a manner that will enable the Company to deduct compensation attributable to options and certain other awards thereunder, without regard to the deduction limitation established by Section 162(m).

Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005, and imposes an additional tax on certain forms of deferred compensation.  The Committee takes Section 409A into account in determining the form and timing of compensation paid to the Company’s executives.  While Section 409A is generally not applicable to the compensation provided by the Company, it does affect the timing of certain severance payments, including the severance payable to Ms. Rich as described above.

The Company values stock option and restricted stock grants under FASB ASC Topic 718.  More information regarding the application of ASC Topic 718 by the Company may be found in Note 12 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Say On Pay.  Proposal III provides the Company’s shareholders with the opportunity to cast a non-binding advisory vote on executive compensation.  Shareholders are being asked to approve the compensation paid to the Company’s NEOs, as described in this proxy statement, including this “Compensation Discussion and Analysis” and the compensation tables and narrative discussions contained in this proxy statement under the caption “Executive Compensation”.

Summary Compensation Table.  The following table sets forth the compensation of the Company’s NEOs for the fiscal years ended December 31, 2012, 2011 and 2010.  The NEOs are the Company's Principal Executive Officer, Principal Financial Officer and one other individual identified below who was serving as an executive officer as of  December 31, 2012 and met the applicable SEC reporting threshold.  The table also includes one individual who was no longer serving as an executive officer at December 31, 2012, but whose compensation is required to be disclosed in accordance with applicable SEC rules.

Name and		Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All other Compensation	Total
Principal Position	Year	($)	($) (1)	($) (1)	($) (2)	($) (3) (4)	($)(5)	($)

David Nasca	2012	296,539	20,305	20,241	112,500	92,173	39,497	581,255
President and CEO of the	2011	268,665	18,900	18,948	81,000	229,399	44,785	661,697
Company and the Bank (principal executive officer)	2010	252,650	-	-	75,564	127,276	30,972	486,462

Gary Kajtoch	2012	175,000	10,230	10,257	49,939	29,588	29,937	304,951
Treasurer of the Company	2011	170,630	9,940	10,001	38,463	33,969	29,852	292,855
and Executive Vice President and CFO of the Bank (principal financial officer)	2010	166,800	-	-	37,437	22,712	30,751	257,700

Cynthia M. Rich (6)	2012	118,322	9,300	9,302	-	-4,536	562,517	694,905
Former Executive Vice	2011	154,861	9,100	9,094	34,908	62,819	25,954	296,736
President of the Bank and CEO of ENL

Robert Miller, Jr. (7)	2012	238,343	13,950	13,943	54,359	321,187	37,777	679,558
Secretary of the Company,	2011	232,613	13,580	13,610	52,335	354,719	48,239	715,096
President of TEA and Executive Vice President of the Bank	2010	226,900	-	-	50,926	80,341	51,735	409,902

(1) Reflects the fair value of the awards at grant date, in accordance with FASB ASC Topic 718 for financial statement reporting purposes.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Amounts shown in the table are based on the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be recognized by the NEOs.

(2) The Company met its “stretch” goal for fiscal 2012 under its Evans Excels Plan, which is described above under “Compensation Discussion and Analysis -Executive Total Compensation.”

(3)  With respect to Mr. Miller, includes the aggregate change in the accumulated benefits under the Bank’s Defined Benefit Pension Plan and his SERP.

(4)  With respect to Mr. Nasca, Mr. Kajtoch and Ms. Rich, includes the aggregate change in the accumulated benefits under the Bank’s Senior Executive SERP.

(5)  For Mrs. Rich, includes a severance accrued in 2012 of $543,435 related to her termination from the Company in August 2012, which was paid in March 2013.  Also includes 401(k) matching contributions of $15,040, $10,315,  $7,099, and $14,301 for Mr. Nasca, Mr. Kajtoch, Ms. Rich and Mr. Miller, respectively, the economic benefit of an endorsement split-dollar life insurance policy held by the Bank,  dividends paid on unvested restricted stock awards, and, in the case of Mr. Miller, interest earned on his balance in the non-qualified deferred compensation plan.  Other than the 401(k) matching contributions and Mrs. Rich’s severance, none of the other categories of compensation exceeded $10,000 for any individual NEO.  Also includes perquisites and personal benefits consisting of an auto allowance and club dues.

(6)  Ms. Rich was determined to be a Named Executive Officer for the first time in 2011, and therefore, her compensation is reported only for 2012 and 2011 and not for any prior periods.  Ms. Rich’s position was eliminated and her employment was terminated without cause on August 29, 2012.

(7)  In accordance with the terms of his employment agreement, amounts reported under “salary” for Mr. Miller includes the “employee portion” of residual commissions earned on certain products sold through M&W Group, Inc. prior to September 1, 2000.

Grants of Plan-Based Awards.  The following table reflects the terms of the compensation plan-based awards granted to Named Executive Officers in 2012.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
David Nasca	05/04/2012	37,500	75,000	112,500	1,310	10,380	15.50	40,546
Gary Kajtoch	05/04/2012	16,471	33,293	49,939	660	5,260	15.50	20,487
Cynthia Rich	05/04/2012	14,920	30,157	45,235	600	4,770	15.50	18,602
Robert Miller, Jr.	05/04/2012	22,411	45,299	67,948	900	7,150	15.50	27,893

(1)  As discussed above under “Compensation Discussion and Analysis – Executive Total Compensation,” the stretch targets under the Evans Excels Plan for 2012 were met.

(2) Reflects the exercise price for the options granted, which was the closing market price for the Company’s common stock on the grant date.

(3)  Reflects full grant date fair value in accordance with FASB ASC Topic 718 of the stock and options granted.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The option and restricted stock awards in 2012 were granted under the Company’s 2009 Long-Term Equity Incentive Plan.  25% of the options and restricted stock granted will vest each year on the anniversary of the grant date, subject to acceleration of vesting upon the individual’s death, disability, retirement, or involuntary termination in connection with a change in control.  The awards shown in the table above will be fully vested May 4, 2016.  Ms. Rich’s awards were forfeited upon the termination of her employment.  Dividends are paid on unvested stock awards.

Employment Agreements with our NEOs

We have entered into employment contracts with our NEOs.  The material terms of those employment contracts are as follows:

David J. Nasca - Employment Agreement, by and among Mr. Nasca, the Company and the Bank, pursuant to which Mr. Nasca serves as the President and Chief Executive Officer of the Company and the Bank.  Subject to prior termination, the term of Mr. Nasca's employment is for a three year term, which is renewed daily until his 62nd birthday (October 27, 2019), at which time the contract will have a remaining and declining three year term.  Automatic daily renewal will cease if the Bank gives Mr. Nasca written notice of non-renewal, in which case Mr. Nasca’s employment will end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period.  Mr. Nasca’s employment agreement provides for an initial base salary, which is adjusted annually by the Board of Directors of Evans Bank, N.A., provided, however, that Mr. Nasca’s annual salary may not be decreased.  Mr. Nasca is entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which he qualifies.  He is entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays.  The Bank provides Mr. Nasca with a monthly automobile allowance of $750 and reimburses him for reasonable club dues and certain other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Nasca's employment is terminated:

·

by the Company or the Bank without “cause” or by Mr. Nasca for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Nasca in the three years prior to termination.  The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

·

because of death, his estate will be paid a lump sum amount equal to two times Mr. Nasca’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payment due Mr. Nasca under any life insurance plan maintained by the Company or the Bank;

·

because of “disability,” (i) Mr. Nasca will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank will continue to provide Mr. Nasca with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Nasca’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

·

by the Company or the Bank for “cause” or by Mr. Nasca other than for “good reason,” Mr. Nasca will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.

The Company's or the Bank's obligation to make such payments to Mr. Nasca are conditioned upon Mr. Nasca's compliance with his obligations of confidentiality, non-competition and  non-solicitation set forth in his employment agreement.

Gary A. Kajtoch - Employment Agreement, by and among Mr. Kajtoch, the Company and the Bank, pursuant to which Mr. Kajtoch serves as the Chief Financial Officer and Executive Vice President of the Bank. Subject to prior termination, the term of Mr. Kajtoch’s employment is for a three year term, which is renewed daily until his 62nd birthday (October 3, 2028), at which time the contract will have a remaining and declining three year term.  Automatic daily renewal will cease if the Bank gives Mr. Kajtoch written notice of non-renewal, in which case Mr. Kajtoch’s employment will end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period.  Mr. Kajtoch’s employment agreement provides for an initial base salary, which is adjusted annually by the CEO or Board of Directors of Evans Bank, N.A., provided, however, that Mr. Kajtoch’s annual salary may not be decreased.  Mr. Kajtoch is entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which he qualifies.  He is entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays.  The Bank provides Mr. Kajtoch with a monthly automobile allowance of $750 and reimburses him for reasonable club dues and certain other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Kajtoch's employment is terminated:

·

by the Company or the Bank without “cause” or by Mr. Kajtoch for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Kajtoch in the three years prior to termination.  The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

·

because of death, his estate will be paid a lump sum amount equal to two times Mr. Kajtoch’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payments due Mr. Kajtoch under any life insurance plan maintained by the Company or the Bank;

·

because of “disability,” (i) Mr. Kajtoch will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank will continue to provide Mr. Kajtoch with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Kajtoch’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

·

by the Company or the Bank for “cause” or by Mr. Kajtoch other than for “good reason,” Mr. Kajtoch will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.

The Company's or the Bank's obligation to make such payments to Mr. Kajtoch are conditioned upon Mr. Kajtoch’s compliance with his obligations of confidentiality, non-competition and  non-solicitation set forth in his employment agreement.

Cynthia M. Rich - Employment Agreement, by and among Ms. Rich, the Company and the Bank, pursuant to which Ms. Rich formerly served as the Executive Vice President of the Bank.  Prior to the termination of her employment effective August 29, 2012, Ms. Rich’s employment agreement provided for a three year term, renewable daily until her 62nd birthday (October 15, 2022), at which time the contract would have a remaining and declining three year term.  Automatic daily renewal would cease if the Bank gave Ms. Rich written notice of non-renewal, in which case Ms. Rich’s employment would end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period.  Ms. Rich’s employment agreement provided for an initial base salary, which was adjusted annually by the CEO or Board of Directors of the Bank, provided, however, that Ms. Rich’s annual salary may not be decreased.  Ms. Rich was entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which she qualified.  She was entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays.  The Bank provided Ms. Rich with a monthly automobile allowance of $750 and reimbursed her for reasonable club dues and certain other expenses she incurred in the performance of her duties under the agreement.

The agreement provided that, in the event Ms. Rich’s employment were terminated:

·

by the Company or the Bank without “cause” or by Ms. Rich for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, she would be paid three times the sum of the highest base salary paid to her at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Ms. Rich in the three years prior to termination.  The Company would also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

·

because of death, her estate would be paid a lump sum amount equal to two times Ms. Rich’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payments due Ms. Rich under any life insurance plan maintained by the Company or the Bank;

·

because of “disability,” (i) Ms. Rich would be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank would continue to provide Ms. Rich with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Ms. Rich’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

·

by the Company or the Bank for “cause” or by Ms. Rich other than for “good reason,” Ms. Rich would not be entitled to payment of any amounts or benefits, other than that portion of her annual salary accrued through the date of termination and any accrued and unpaid vacation.

As indicated above, Ms. Rich’s employment with the Company terminated in August 2012, and the terms of her severance benefits are described above under “Executive Compensation – NEO Separation.”  The Company's or the Bank's obligation to make such payments to Ms. Rich are conditioned upon Ms. Rich’s compliance with her obligations of confidentiality, non-competition and  non-solicitation set forth in her employment agreement.

Robert G. Miller - Employment Agreement, by and among Mr. Miller, the Company and TEA, pursuant to which Mr. Miller serves as the President of TEA and the Executive Vice President of the Bank.  Subject to prior termination, Mr. Miller’s employment agreement provides for a three year term with daily renewal.  On May 21, 2012, the Company and TEA delivered a notice of non-renewal to Mr. Miller, and therefore his employment agreement is currently scheduled to expire on May 21, 2015.  Mr. Miller’s employment agreement provides for an initial base salary, which is adjusted annually by the CEO or Board of Directors of Evans Bank, N.A., provided, however, that Mr. Miller’s annual salary may not be decreased.  Mr. Miller is entitled to participate in such equity programs as the Company and the Bank make available to senior executives from time-to-time.  Additionally, the Company has agreed to use commercially reasonable efforts to maintain a long-term health care insurance policy covering Mr. Miller and his spouse in lieu of family health insurance provided to the Company employees generally, as long as the cost of such a policy does not exceed the cost of the family health insurance coverage generally provided to Company employees.  Mr. Miller will also be eligible to receive the “employee portion” of residual commissions earned on certain products sold through M&W Group, Inc. prior to September 1, 2000, and will be eligible to receive an annual bonus in an amount and subject to achievement of such goals and objectives as the Board of Directors may determine in its discretion.  He is entitled to five weeks paid vacation each year, plus five personal days and customary bank holidays.  The Bank has provided Mr. Miller with a monthly automobile allowance of $1000 in lieu of providing the Company-owned vehicle specified in his employment agreement, and reimburses him for reasonable club dues and certain other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Miller’s employment is terminated:

·

by the Company or TEA without “cause” or by Mr. Miller for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Miller in the three years prior to termination.  The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

·

because of death, his estate will be paid a lump sum amount equal to two times Mr. Miller’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payment due Mr. Miller under any life insurance plan maintained by the Company or TEA;

·

because of “disability,” (i) Mr. Miller will be entitled to participate in the short- and long-term disability plans and benefits offered by TEA to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) TEA will continue to provide Mr. Miller with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Miller’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

·

by the Company or TEA for “cause” or by Mr. Miller other than for “good reason,” Mr. Miller will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.

The Company's or TEA's obligation to make such payments to Mr. Miller are conditioned upon Mr. Miller’s compliance with his obligations of confidentiality, non-competition and non-solicitation set forth in his employment agreement.

Potential Payments Upon Termination or Change-in-Control.  The following table shows the potential incremental value transfer to each NEO under various termination or change-in-control scenarios as of December 31, 2012, the last business day of fiscal 2012.  Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of the Company’s common stock on that date.  The actual amounts to be paid out can only be determined at the time of such NEO's separation from the Company.  Information for Mrs. Rich is not included in this table because her employment with the Company was terminated during 2012.  Amounts actually paid to Mrs. Rich in connection with the termination of her employment are described above under “Executive Compensation – NEO Separation.”

Event	David Nasca	Gary Kajtoch	Robert Miller
Retirement or Voluntary Termination Without “Good Reason” (1)	-	-	$126,781
Termination for “Cause” (1)	-	-	$126,781
Termination Without “Cause” or for “Good Reason” (2)	$1,461,825	$670,492	$1,036,839
"Change in Control" Termination (3)	$1,798,403	$839,493	$2,177,914
Death (4)	$1,093,732	$470,733	$1,617,906

(1)	Reflects Defined Benefit Pension Plan lump sum payout.

(2)

Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, (c)  intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.    For Mr. Nasca and Mr. Kajtoch, payment also includes a lump sum SERP payout at the accumulated benefit obligation less 6% for each year under age 62.  Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(3)

Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, (c) SERP lump sum payout calculated as the projected benefit obligation and (d) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason and Defined Benefit Pension Plan payout.  Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(4)

Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 24 months, (c) SERP lump sum payout calculated as the accumulated benefit obligation and (d) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.  Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

All post-termination payments are linked to two-year confidentiality, non-competition and non-solicitation obligations contained in the NEOs’ employment contracts.  The events that constitute “cause,” good reason,” “disability” and “change in control” are described in the employment contract with each NEO.  Accelerated vesting of stock options and restricted stock awards assumes the awards are not converted into comparable awards with respect to voting securities of the surviving or acquiring entity upon a change in control of the Company, in accordance with the terms of the 2009 Long-Term Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End. The following table provides information about unexercised stock options and unvested restricted stock outstanding for the Named Executive Officers as of December 31, 2012.  No information is included in this table for Mrs. Rich because all of her outstanding equity awards were either exercised (to the extent vested) or forfeited (to the extent unvested) in connection with the termination of her employment during 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (2)

David Nasca	-	10,380	15.50	5/4/2022	1,310	20,305
	2,245	6,735	14.00	3/15/2021	1,013	15,694
	18,128	6,043	12.99	8/18/2019	688	10,656
	5,000	-	15.35	6/17/2018	-	-

Gary Kajtoch	-	5,260	15.50	5/4/2022	660	10,230
	1,185	3,555	14.00	3/15/2021	533	8,254
	9,180	3,060	12.99	8/18/2019	348	5,386
	3,000	-	15.35	6/17/2018	-	-

Robert Miller, Jr.	-	7,150	15.50	5/4/2022	900	13,950
	1,613	4,838	14.00	3/15/2021	728	11,276
	8,505	2,835	12.99	8/18/2019	323	4,999
	3,000	-	15.35	6/17/2018	-	-
	2,000	-	22.00	9/20/2015	-	-
	2,205	-	21.77	9/27/2014	-	-
	2,315	-	19.25	4/18/2013	-	-

 (1)  The unexercisable options with the following expiration dates and the related restricted shares will vest as indicated below:

Expiration Date	Vesting Schedule
8/18/2019	100% on August 18, 2013
3/15/2021	33% each on March 15 of 2013 and 2014, and 34% on March 15, 2015
5/4/2022	25% each on May 4, 2013, 2014, 2015, and 2016

(2)  The market value of stock awards were computed by multiplying the closing market price of the Company’s common stock on December 31, 2012 by the number of shares.

Option Exercises and Stock Vested.  The following table provides information about the exercise of stock options and vesting of restricted stock during 2012 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David Nasca	-	-	1,025	15,510
Gary Kajtoch	-	-	525	7,938
Cynthia Rich	10,932	22,798	423	6,364
Robert Miller, Jr.	-	-	565	8,479

(1)  Reflects the difference between the closing market price of the Company’s common stock on the exercise date and the exercise price for the options.

(2) Calculated by multiplying the closing market value of the Company’s common stock on the vesting date by the number of shares vested.

Pension Benefits.  The following table sets forth the present value of the accumulated pension benefits for the Named Executive Officers as of fiscal year-end 2012.  Information for Mrs. Rich is not included in this table because her employment with the Company was terminated during 2012.  Accumulated benefits under the Senior Executive SERP as of her termination date are described above under “Executive Compensation – NEO Separation.”

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
David J. Nasca	Senior Executive SERP	6	$ 448,848	-
Gary A. Kajtoch	Senior Executive SERP	5	86,269	-
Robert G. Miller, Jr.	SERP	12	1,102,756	-
	Defined Benefit Plan	12	126,781	-

(1)  The assumptions used to calculate the present value of accumulated benefits are set forth in Note 11 to the Consolidated Financial Statements of the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The following describes the material factors necessary to understand the pension benefits that are provided to the Named Executive Officers under the Bank's defined benefit pension and supplemental executive retirement plans.

Defined Benefit Pension Plan.  The Bank maintains a defined benefit pension plan (the “Pension Plan”) for all eligible employees, including employees of its subsidiaries.  Mr. Miller is a participant in the Pension Plan.  Upon retirement at age 65, vested participants are entitled to receive a monthly benefit.  The following table indicates the annual retirement benefit that would be payable under the Pension Plan, pursuant to the amended benefit formula discussed below, upon retirement at age 65 in fiscal year 2011, expressed in the form of a single life annuity for the average annual earnings and years of credited service.  The benefits listed below are not subject to deduction for Social Security or other offset amounts.

Years of Service at Normal Retirement
Final Average Compensation	10	20	30	40
$ 30,000	$ 3,000	$ 6,000	$ 9,000	$ 9,000
$ 50,000	$ 5,000	$ 10,000	$ 15,000	$ 15,000
$ 100,000	$ 10,000	$ 20,000	$ 30,000	$ 30,000
$ 150,000	$ 15,000	$ 30,000	$ 45,000	$ 45,000
$ 220,000	$ 22,000	$ 44,000	$ 66,000	$ 66,000

Pension Benefit Formula: 1% of compensation times years of service, subject to a maximum of thirty years of service.

Prior to an amendment to the Pension Plan, effective May 1, 1994, the monthly benefit under the Pension Plan was 3% of average monthly compensation multiplied by years of service up to a maximum of 15 years of service.  In 1994, the Pension Plan was amended to change the benefit to 1% of average monthly compensation (as defined under the Pension Plan, generally the highest five consecutive compensation years out of the latest ten compensation years at retirement) multiplied by years of service up to a maximum of 30 years of service.

Effective January 31, 2008, the Pension Plan was frozen.  All participants vested immediately in the Pension Plan at their then-present number of years of service, regardless of whether an employee had attained greater than five years of service on January 31, 2008.  All benefits that eligible participants accrued in the Pension Plan prior to January 31, 2008 will be retained, but no additional benefits have accrued under the Pension Plan since that date.  Employees will be eligible to receive accrued benefits at normal retirement age.

"Compensation" for purposes of the Pension Plan generally means the compensation reported for a participant on Form W-2 as gross pay.  In calculating a participant's benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury of the United States may not be considered.  That limit (the "IRS Compensation Limit") was $230,000 for 2008, the final year of the Pension Plan.  In addition, benefits provided under the Pension Plan may not exceed a benefit limit under the Internal Revenue Code (which was $185,000 payable as a single life annuity beginning at normal retirement age in 2008).  The "Social Security Wage Base" is the maximum amount of annual earnings or wages that is subject to the old age, survivors and disability insurance taxes that is in effect under the Social Security Act at the beginning of the plan year.

A participant is eligible for early retirement under the Pension Plan if the participant retires before normal retirement age but after attaining age 59 and completing 5 years of service.  An early retirement benefit is reduced 1/15th per year for each year that the benefit commences prior to normal retirement age.  Mr. Miller was not eligible for early retirement.  Messrs. Nasca, Kajtoch and Ms. Rich are not participants in the Pension Plan.

Benefits under the Pension Plan are paid over the lifetime of the participant or the lifetimes of the participant and a beneficiary, as elected by the participant.  If the participant is married on the date payments are to begin under the Pension Plan, payment will be in the form of a joint and 50% survivor annuity with the spouse as beneficiary, unless the participant elects another form of payment with the consent of the spouse.  If benefits are paid in a form in which a benefit is to be paid to a beneficiary after the death of the participant, benefits are reduced from the amount payable as a lifetime benefit solely to the participant in accordance with the actuarial factors that apply to all participants in the Pension Plan.  The Pension Plan generally does not make distributions in the form of a one-time lump sum payment.  A participant's benefit is payable as an annuity with monthly benefit payments, unless the present value of the normal retirement benefit is less than $5,000.

Benefits under the Pension Plan are funded by an irrevocable, tax-exempt trust.  The Pension Plan benefits of all participants, including those benefits of NEOs, are payable from the assets held by the tax-exempt trust.

Supplemental Executive Retirement Plans.  The Bank maintains a SERP in which Mr. Miller is a participant.  The SERP is available to executives deemed eligible by the Committee in its sole discretion.  Under the SERP, Mr. Miller is entitled to an annual benefit payment equal to 70% of his final average earnings (defined as salary and annual short-term cash incentive bonus, including the amount of any salary deferrals into the Company’s 401(k) and employee benefit plans), currently defined as the highest average of five consecutive years out of the last ten worked, reduced by 50% of his annual Social Security benefit, the amount of his annual benefit under the Pension Plan, and the value of his annual benefit attributable to employer matching contributions to the Bank’s 401(k) plan, at or after attaining age 65.  There are provisions for reduced early retirement benefits after attaining age 60 but prior to age 65, provided, however, that such benefits are reduced by 2% for each year by which the participant's age and years of service are less than 75.  Mr. Miller is not currently eligible for early retirement under the SERP.  Benefits are also payable upon separation from service after a change in control, regardless of the participant’s age.  Upon a participant’s entitlement to a benefit under the SERP, his benefit shall be paid in the form of either (i) a single life annuity with 15 payments guaranteed for Mr. Miller, or (ii) a lump sum payment which is actuarially equivalent to the annuity form of payment described in clause (i).  The SERP also allows for payment of such benefit to a designated beneficiary upon the death of the employee and for earlier payment due to disability.

Messrs. Nasca and Kajtoch are participants in the Senior Executive SERP.  Ms. Rich also participated in the Senior Executive SERP prior to her termination in August 2012.  The Senior Executive SERP is available to senior executives deemed eligible by the Committee in its sole discretion.  A participant is generally entitled to receive a benefit under the Senior Executive SERP upon a termination of employment, other than for “cause,” after the participant has completed 10 full calendar years of service with the Bank.  No benefit is payable under the Senior Executive SERP if the participant’s employment is terminated for “cause” or if the participant voluntarily terminates before completing 10 full calendar years of service with the Bank.   In addition, the payment of benefits under the Senior Executive SERP is conditioned upon certain agreements of the participant related to confidentiality, cooperation, non-competition, and non-solicitation.

A participant will be entitled to a retirement benefit under the Senior Executive SERP if his or her employment with the Bank terminates other than for “cause” on or after the date the participant attains age 65.  The “accrued benefit” is based on a percentage of the participant’s final average earnings (defined as salary and annual short-term cash incentive bonus, including the amount of any salary deferrals into the Company’s 401(k) and employee benefit plans), which is determined based upon the participant’s total annual compensation over the highest consecutive five calendar years of the participant’s employment with the Bank, accrued over the participant’s “required benefit service”.  Mr. Nasca’s benefit percentage is 35% and his required benefit service is 15 years.  The benefit percentage for Mr. Kajtoch, and for Ms. Rich prior to her termination, is 25%, and the required benefit service for each of Mr. Kajtoch and Ms. Rich is 20 years.  A reduced early retirement benefit may be payable if the participant terminates before attaining age 62 (other than by reason of death of “disability” or following a “change in control”).  The benefit is calculated in the same manner as the standard retirement benefit, but is reduced by 6% for each full calendar year prior to age 62 that the benefit is paid (e.g., reduced by 12% if the participant retires at age 60).  Messrs. Nasca and Kajtoch are not currently eligible for early retirement under the Senior Executive SERP.

Upon a participant’s death while employed by the Bank, the participant’s designated beneficiary will be entitled to a cash lump sum equal to the present value of the participant’s “accrued benefit”, without any reduction for early retirement.  If a participant’s employment with the Bank terminates by reason of “disability”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before the disability and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value as of the date of disability, and paid as a cash lump sum.  If a participant’s employment is terminated without “cause” or the participant terminates with “good reason” (as defined in Internal Revenue Code Section 409A) within 24 months following a “change in control”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before termination and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value and paid as a cash lump sum.

Executive Life Insurance Plan.  The Company provides an endorsement split-dollar benefit to certain officers and directors in connection with bank-owned life insurance maintained by the Bank.  This benefit does not carry into retirement.  The benefit for all non-employee directors is in the amount of $200,000.  The amount of the benefit for NEOs is 2.0 times base salary.  For 2012, the amount of the benefits for each of Messrs. Nasca, Kajtoch and Mr. Miller is $540,000, $341,900, and $465,200, respectively, and the amount of the benefit for Ms. Rich prior to her termination was $310,300.  The participant annually pays income tax on the imputed value of annual term life insurance premiums.

Employee Savings Plan.  The Bank also maintains a 401(k) salary deferral plan to assist employees, including employees of its subsidiaries, in saving for retirement.  All employees are eligible to participate on the first of the month following date of hire.  Eligible employees can contribute up to the maximum amount allowable under the Internal Revenue Code.

For 2012, all employees, including the NEOs, received a 100% match from the Company on contributions up to 6% of base salary.  Employees are fully vested in these employer contributions after two years of service; additional employer matching contributions, if any, vest over six years, at the rate of 1/5 per year starting at the end of the employee’s second year of service.  Matching contributions credited to the accounts of NEOs are included in the “Summary Compensation Table,” above, under “All Other Compensation.”

Individual account earnings will depend on the performance of the particular funds in which the participant invests.  Specific guidelines govern adjustments to contribution levels, investment decisions and withdrawals from the plan.  The benefit is paid as an annuity unless the employee elects one of the optional forms of payment available under the plan.

Non-Qualified Deferred Compensation.  The following table sets forth information for the Non-Qualified Deferred Compensation Plan for fiscal 2012:

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert G. Miller, Jr.	4,767	2,130	52,256

Mr. Miller’s contributions were reported as compensation for fiscal 2012 in the Summary Compensation Table, above, and amounts reported in the “Aggregate Balance at Last Fiscal Year End” column of this table were reported as compensation to Mr. Miller in the Company’s Summary Compensation Tables for previous fiscal years.

The Company's Non-Qualified Deferred Compensation Plan allows NEOs to elect to defer 1% to 100% of their base salary until retirement or termination of service. The Company credits such deferrals with interest equal to 1% over the prime rate as of each January 1st.

NEOs are immediately 100% vested in their account balance under the Non-Qualified Deferred Compensation Plan, including credited interest.  NEOs may choose from a  5, 10 or 15 year payment plan or lump sum payment option.  To date, only Mr. Miller has elected to participate in the Company’s Non-Qualified Deferred Compensation Plan.

TRANSACTIONS WITH RELATED PERSONS

The Company's written policies and procedures with respect to transactions with related persons require the review and approval or ratification by the Audit Committee for any transaction in which the Company will be a participant and any related person has or will have a material interest (direct or indirect), other than transactions involving less than $5,000 when aggregated with all similar transactions.  Related persons include the Company's directors, director nominees and executive officers and their immediate family members, as well as persons owning more than 5% of the Company's common stock and any immediate family member of such shareholder.

Under the Company's Related Person Transaction Policy, a related person transaction may be consummated or continue if the Audit Committee has approved or ratified the transaction in accordance with the following guidelines: in considering whether to approve or ratify related person transactions, the Audit Committee will take into account, among other factors, (i) whether the related person transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; (ii) whether the related person transaction has been reviewed and approved by the Company's subsidiary banking institution in accordance with Federal Reserve Regulation O and the process and procedure established by such subsidiary banking institution to ensure compliance with Regulation O; (iii) whether the related person transaction is approved by the disinterested members of the Board of Directors; and (iv) whether the related person transaction involves compensation approved by the Company's Human Resource and Compensation Committee.

The Audit Committee meets annually with management to discuss and review related person transactions for that calendar year, including the proposed aggregate value of such transactions.  After review and discussion, the Audit Committee will determine, based on the above guidelines, whether to approve or ratify each related person transaction, and at each subsequently scheduled meeting, management will update the Audit Committee, as necessary, as to any material change to previously approved related person transactions and any proposed related person transactions.

In the event that a related person transaction is proposed during the interim period between regularly scheduled Audit Committee meetings, the transaction may be presented to the Audit Committee by management for approval or preliminarily entered into by management subject to ratification by the Audit Committee in accordance with the above guidelines; provided that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction.

The Company has engaged Brown Security Solutions to perform services related to automated teller machines and security cameras at various Company properties.  Brown Security Solutions is wholly owned by the son-in-law of Kenneth C. Kirst, a director of the Company.  The total amount of payments in 2012 and 2011 was $147,516 and $17,830, respectively.  Mr. Kirst has no direct or indirect financial interest in these transactions.    The Company does not expect payments to Brown Security Solutions during 2013 to exceed $120,000.

The Bank has had, and in the future expects to have, banking and fiduciary transactions with directors and executive officers of the Company and some of their affiliates.  All such transactions have been in the ordinary course of business and on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unrelated third parties, and do not involve more than a normal risk of collectivity or present other unfavorable features.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee has reviewed and discussed with the Company’s management and KPMG LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the 2012 fiscal year.  The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence,  and has discussed with KPMG LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2012 fiscal year for filing with the SEC.

Submitted by the Audit Committee,

Michael J. Rogers, Chairman

James E. Biddle, Jr.

John R. O’Brien

Lee C. Wortham

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP to continue as the Company’s independent registered public accounting firm and to conduct the audit of the Company’s consolidated financial statements for the year ending December 31, 2013.  Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions that may be raised, and they will have the opportunity to make a statement, if they so desire.

Fees Billed by KPMG LLP. The following table shows the fees that KPMG LLP billed the Company for audit and other services provided for fiscal years 2012 and 2011.  Audit fees consist of professional services rendered for the audit of the Company's annual consolidated financial statements and internal control over financial reporting, review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings, including SEC filings or engagements for fiscal years 2012 and 2011.   The year-over-year difference in audit fees related to fees for work performed in connection with the Company’s conversion to a new general ledger system in 2012.  Audit-related fees consist of work performed by KPMG in connection with the Bank’s loss share agreement with the FDIC for its 2009 purchase of Waterford Village Bank.

	2012	2011
Audit Fees	$ 256,000	$ 192,000
Audit-Related Fees	7,000	12,000
Tax Fees	-	-
All Other Fees	-	-
Total	$ 263,000	$ 204,000

All fees listed in the table above were pre-approved by the Company's Audit Committee under the pre-approval policy described below.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence and has concluded that such services did not impair KPMG LLP's independence.

The Audit Committee's pre-approval policy details the types of audit, audit-related, tax and other services that have the general pre-approval of the Audit Committee, and the cost limits for those services.  Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Audit Committee.  Also, any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

PROPOSAL II – APPROVAL OF THE 2013 EMPLOYEE STOCK PURCHASE PLAN

Summary of the Proposal

The Board of Directors is proposing that the Company’s shareholders adopt the Evans Bancorp, Inc. 2013 Employee Stock Purchase Plan (the “2013 Purchase Plan”). If approved by the shareholders, 170,000 shares of the Company’s common stock would be available for issuance under the 2013 Purchase Plan.  The Board of Directors of the Company approved the 2013 Purchase Plan on February 19, 2013, subject to shareholder approval.

Background

The Company’s existing plan, the Evans Bancorp, Inc. Employee Stock Purchase Plan (the “2003 Purchase Plan”), was approved by the Company’s shareholders in 2003.  By its terms, the 2003 Purchase Plan is due to expire on July 1, 2013.  The proposed 2013 Purchase Plan is in substantially the same form as the 2003 Purchase Plan.  To date, the Company has issued a total of 133,043 shares of common stock under the 2003 Purchase Plan, and 81,405 shares remain available for issuance thereunder.  If the 2013 Purchase Plan is approved by shareholders,  the Company plans to roll forward 70,000 shares that remain unissued under the 2003 Purchase Plan and add to those shares 100,000 newly-authorized shares, so that a total of 170,000 shares will be available for issuance under the 2013 Purchase Plan.  The Company will cease issuing shares under the 2003 Purchase Plan upon its expiration on July 1, 2013.

Summary of the Provisions of the 2013 Purchase Plan

The following is a summary of the principal features of the 2013 Purchase Plan.  A copy of the proposed 2013 Purchase Plan is included as Appendix A to this Proxy Statement.

Purpose of the Plan.  The purpose of the 2013 Purchase Plan is to encourage employee stock ownership by giving eligible employees an opportunity to acquire shares through payroll deductions and to continue to promote the Company’s best interests and enhance its long-term performance.

Shares Available.  If approved by the Company’s shareholders, the 2013 Purchase Plan will permit the Company to offer up to 181,405 shares of common stock, although the number of shares issuable under the 2013 Purchase Plan and the terms of the purchase rights, or “options,” are subject to adjustment in the event of mergers, consolidations, stock dividends, stock splits, reverse stock splits or other changes in the Company’s outstanding common stock, in accordance with the terms of the 2013 Purchase Plan.  The shares may be authorized and unissued shares, treasury shares or shares purchased on the open market or by private purchase.

The 2003 Purchase Plan, as amended at the 2011 Annual Meeting of Shareholders, authorized the issuance of a total of 200,000 shares of the Company’s common stock.  Of those 200,000 shares, 133,043 shares have been sold to employees under the 2003 Purchase Plan.

Eligibility.  All employees of the Company or its designated subsidiaries who have been employed at least one year, except for employees whose customary employment is for not more than five months in any calendar year, will be eligible to participate in the 2013 Purchase Plan.  As of December 31, 2012, approximately 204 employees were eligible to participate in the 2013 Purchase Plan.  This number may change from time to time.

Administration; Amendment; Termination.  The 2013 Purchase Plan will be administered by the Board, or, upon its delegation, by the Human Resource and Compensation Committee of the Board.  (For the purposes of this summary, references to the “Committee” include both the Human Resource and Compensation Committee and the Board.)  The Committee may appoint one or more agents to assist in the administration of the 2013 Purchase Plan and may delegate all or part of its responsibilities or powers as it considers appropriate.  The Committee’s interpretation and construction of the 2013 Purchase Plan will be final and conclusive.

The Committee has full authority to take any action with respect to the 2013 Purchase Plan, including, without limitation, the authority to: (i) establish, amend and rescind rules and regulations for the administration of the 2013 Purchase Plan; (ii) prescribe the form or forms of any agreements or other instruments used in connection with the 2013 Purchase Plan; (iii) determine the terms and provisions of the options granted under the 2013 Purchase Plan; and (iv) construe and interpret the 2013 Purchase Plan, options, the rules and regulations, and the agreements or other written instruments, and to make all other determinations deemed necessary or advisable for administering the 2013 Purchase Plan.

The 2013 Purchase Plan and any options granted thereunder may be amended or terminated at any time by the Board, subject to the following: (i) shareholder approval is required of any amendment to the extent required under Section 423 of the Internal Revenue Code (the “Code”) or other applicable law or rule; and (ii) no amendment may materially and adversely affect any outstanding option without the participant’s consent (except to the extent otherwise provided in the 2013 Purchase Plan).

Operation of the 2013 Purchase Plan.  Pursuant to the 2013 Purchase Plan, employees of the Company and its subsidiaries may acquire stock ownership interests in the Company by payroll deduction.

The Company grants options on January 1 and July 1 of each year (or on such other date(s) as the Committee may designate).  Each purchase period lasts for six months, ending on the June 30 or December 31 immediately following the grant of options (or on such other date(s) as the Committee may designate).  Options granted under the 2013 Purchase Plan are not transferable.

Each eligible employee who has elected to participate in the 2013 Purchase Plan is entitled on the purchase date (the last business day of the purchase period) to purchase shares of the Company’s common stock at an option price equal to the lesser of 85% of the fair market value of the Company’s common stock on the date of grant or 85% of the fair market value on the date of exercise.

Payment for shares of common stock purchased under the 2013 Purchase Plan will be made by authorized payroll deductions from a participant’s compensation or by other methods authorized by the Committee.  “Compensation” generally means a participant’s regular base pay (including commissions, overtime pay and shift premiums, but excluding incentive compensation, incentive payments, bonuses and other similar compensation), as determined as of each pay day (or such other date(s) as the Committee may designate).

An eligible employee who elects to participate in the 2013 Purchase Plan designates a stated whole percentage between 1% and 15% of compensation to be credited to the participant’s account under the 2013 Purchase Plan.  On the offer date for each purchase period, a participant is granted an option to purchase such number of shares as is determined by dividing the amount of the participant’s payroll deductions which had accumulated on the purchase date by the applicable option price.  A participant may elect to suspend his or her payroll contributions or withdraw all (but not less than all) of his or her payroll deductions and shares credited to his or her account during the purchase period in accordance with the terms of the Purchase Plan.  If a participant’s employment with the Company terminates for any reason (or if the participant ceases to be an eligible employee under the 2013 Purchase Plan), his or her participation in the 2013 Purchase Plan will terminate and all remaining payroll deductions and shares held in his or her account will be delivered to him or her.  Unless a participant withdraws or suspends participation in the 2013 Purchase Plan or terminates employment before the purchase date in accordance with the terms of the 2013 Purchase Plan, the option will be exercised automatically for the purchase of the full number of shares subject to the option.

The Company maintains an account for each participant to reflect the shares of common stock purchased under the 2013 Purchase Plan by each participant.  No participant will be granted an option to purchase common stock under the 2013 Purchase Plan if (i) immediately after the grant, the participant would own stock or options to purchase stock possessing 5% or more of the total combined voting power of the Company’s stock; or (ii) the participant’s right to purchase stock under the Purchase Plan would accrue at a rate exceeding $25,000 in fair market value for each calendar year during which the option is outstanding.  Additional restrictions may apply to the purchase of shares based on the terms of the 2013 Purchase Plan and Section 423 of the Code.

The Company may use funds received from the sale of common stock under the 2013 Purchase Plan for any corporate purpose.  No interest will accrue on payroll deductions held under the 2013 Purchase Plan.  A participant will not have any rights as a shareholder unless and until shares are actually issued or credited to the participant’s account on or after the purchase date.

Effective Date; Term.  The 2013 Purchase Plan will become effective upon approval by the Company’s shareholders, and will expire on December 31, 2023 unless terminated earlier in accordance with the terms of the 2013 Purchase Plan.

Merger or Sale of the Company.  In the event of a merger or proposed sale of all or substantially all of the assets of the Company, outstanding options will be assumed or substituted by the successor company, but if the successor company refuses to do so, each participant will have the right to exercise in full his or her option to purchase shares to the extent of his or her accrued payroll deductions to date.

Summary of Federal Income Tax Consequences of the 2013 Purchase Plan

The following summary is intended only as a general guide as to the United States federal income tax consequences, under current law, of participation in the 2013 Purchase Plan, and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

The 2013 Purchase Plan is not qualified under Section 401 of the Code, but is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.  A participant will not have income upon enrolling in the 2013 Purchase Plan or upon purchasing stock at the end of a purchase period.

A participant may have both ordinary income and a capital gain or loss upon the sale of stock that was acquired under the 2013 Purchase Plan.  The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock at a profit (the sales proceeds exceed the option price) more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date on which the participant purchased the stock, the gain is taxed in two parts.  The discount the participant received when he or she bought the shares is generally considered additional compensation that is taxable as ordinary income.  Any additional gain – beyond the discount – will be taxed as a long-term capital gain.  The Company will not be entitled to a deduction from income related to the income reported by the participant.

If the participant sells the stock before satisfying these waiting periods, then he or she will have engaged in a “disqualifying disposition”.  Upon a disqualifying disposition, the participant will have ordinary income equal to the difference between the fair market value of the stock on the purchase date and the option price.  The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the purchase date.  The Company will be entitled to a deduction from income in an amount equal to the ordinary income reported by the employee arising from a disqualifying disposition. Any such deduction will be subject to Section 162(m) of the Code.

The discussion above is only a summary of federal (and not state and local) income consequences to the Company and participating employees.  The provisions of the Code and regulations thereunder relating to these matters are complicated, and their impact in any one case may depend upon the particular circumstances.

New Plan Benefits

The benefits to be received by the Company’s executive officers and employees under the 2013 Purchase Plan are not determinable because, under the terms of the 2013 Purchase Plan, the amounts of future stock purchases are based on elections made by participants.  Future purchase prices are not determinable because they are based on the fair market value of the Company’s common stock.  No purchase rights have been granted, and no shares have been issued, under the 2013 Purchase Plan.  For information as to shares purchased under the 2003 Purchase Plan during fiscal 2012, see Note 12 to the Company’s audited financial statements filed included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Vote Required and Recommendation of the Board

Approval of the 2013 Purchase Plan requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

The Board of Directors believes that approval of the 2013 Purchase Plan is in the best interests of Evans Bancorp and its shareholders because the availability of an adequate reserve of shares under an employee stock purchase plan is an important factor in attracting, motivating and retaining qualified officers and employees essential to our success and in aligning their long-term interests with those of the Company’s shareholders.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received FOR approval of the Evans Bancorp, Inc. 2013 Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EVANS BANCORP, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL III – CONSIDERATION OF AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Company is requesting shareholder approval of a non-binding advisory resolution approving the compensation paid to the executive officers named in the Summary Compensation Table included in this proxy statement (the “Named Executive Officers” or “NEOs”) as disclosed pursuant to the SEC’s executive compensation disclosure rules, including the “Compensation Discussion and Analysis”, compensation tables and narrative discussion provided in this proxy statement under the caption “Executive Compensation,” above.  In addition, Proposal IV below is a non-binding, advisory vote regarding the frequency with which the Company will conduct this non-binding, advisory vote on executive compensation.

The Board of Directors requests that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company believes that its compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence,

aligning the executives’ long-term interests with those of the Company’s shareholders, and motivating the executives to remain with the Company for long and productive careers.  These policies and procedures are described above under the section “Executive Compensation”.  The Human Resource and Compensation Committee of the Board of Directors, composed entirely of independent directors, in consultation with consultants from time to time, oversees the Company’s compensation programs and monitors policies to ensure that those policies are appropriate.

The Company urges shareholders to read the section entitled “Executive Compensation”, above, including the “Compensation Discussion and Analysis”, the 2012 Summary Compensation Table and related tables, and the narrative included within that section, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.  As discussed in greater detail in that section, the Company’s executive compensation program consists of five principal components: (1) cash base salary, (2) annual cash incentive compensation, (3) long-term equity incentive compensation, (4) benefits under a supplemental executive retirement plan, or SERP, and (5) qualified 401(k) and non-qualified deferred compensation plans.  The Company believes that it has established reasonable base salaries as well as total compensation for its executive officers based on internal comparability and external market data, as well as individual responsibilities and performance.  The Company further believes that the cash bonuses paid under its annual incentive plan should and do reward the Named Executive Officers for Company and individual performance, encourage effective short-term performance while balancing that approach with a long-term focus, provide retentive value, and provide a significant portion of total compensation opportunity that is at risk.  Finally, the Company believes that awards granted under its long-term equity incentive plan give the Named Executive Officers a meaningful equity stake in the Company’s business and encourage performance by the Named Executive Officers that increases long-term shareholder return, and also serve, together with the SERPs and deferred compensation plans offered by the Company, as an effective tool in attracting and retaining experienced and skilled executive officers.  The perquisites and personal benefits paid to the NEOs are minimal.

Non-Binding Resolution

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the Board of Directors or the Human Resource and Compensation Committee of the Board of Directors, and may not be construed as overruling any decision made by the Board.  However, the Board and the Human Resource and Compensation Committee will take the voting results into account when evaluating the Company’s executive compensation program and considering future compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the votes cast is needed to approve the non-binding resolution approving the compensation paid to the NEOs.  Under New York law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received FOR approval of the non-binding resolution approving the compensation paid to the Named Executive Officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL IV – SELECTION OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

General

In Proposal III above, the Company is asking shareholders to vote on an advisory resolution on executive compensation (the “say-on-pay” vote).  Pursuant to Section 14A of the Exchange Act, in this Proposal IV the Company is asking shareholders to vote on whether future say-on-pay votes should occur every year, every two years or every three years.  You also may abstain from voting.  Shareholders will have an opportunity to cast an advisory vote on the frequency of future say-on-pay votes at least every six years.

The Board of Directors understands that there are different views as to what is an appropriate frequency for advisory votes on Named Executive Officer compensation.  After careful consideration, the Board is recommending that future say-on-pay votes occur every year.  The Company believes that this frequency is appropriate because annual votes provide management and the Human Resources and Compensation Committee (the “Committee”) with closer to real-time and more direct feedback on the Company’s current compensation practices, and should better allow management and the Committee to measure how they have responded to the prior year’s vote.

Non-Binding Resolution

This advisory vote is not binding on the Company, the Board of Directors or the Committee, and may not be construed as overruling any decision made by the Board.  However, the Board and the Committee will consider the voting results on this proposal in determining the frequency of future say-on-pay votes.

Required Vote

Shareholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years, or abstain.  The outcome of this vote will be determined by a plurality of the votes cast.  This means that the frequency that receives the most affirmative votes will be the frequency approved by the Company’s shareholders.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received in favor of conducting an advisory vote on executive compensation EVERY YEAR.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR CONDUCTING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.”

PROPOSAL V – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking shareholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year.  Our 2013 fiscal year began on January 1, 2013  and will end on December 31, 2013.  Although ratification is not legally required, the Company is submitting the appointment of KPMG to our shareholders for ratification in the interest of good corporate governance.  In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment, but may still engage KPMG as our independent registered public accounting firm.

The Audit Committee appoints the independent registered public accounting firm annually.  Before appointing KPMG as our independent registered public accounting firm for fiscal 2012, the Audit Committee carefully considered the firm’s qualifications and performance during fiscal 2011, as well as the fees paid to KPMG for such services.  In its review of non-audit service fees and its appointment of KPMG as Evans Bancorp, Inc.’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting.  They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received FOR ratification of the appointment of KPMG LLP as to the Company’s independent registered public accounting firm for fiscal 2013.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  Solicitation other than by mail may be made by directors, officers or by regular employees of the Company, who will receive no additional compensation therefor, by personal or telephone solicitation, the cost of which is expected to be nominal.

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting, other than the election of directors, the adoption of the 2013 Employee Stock Purchase Plan, the advisory vote on the compensation paid to NEOs, the frequency of future advisory votes on NEO compensation, and the ratification of the appointment of KPMG LLP as the Company’s registered public accounting firm.  However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2014

ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Shareholders of the Company may submit proposals on matters appropriate for shareholder action at meetings of shareholders in accordance with Rule 14a-8(e) promulgated under the Exchange Act.  For such proposals to be included in the Company’s proxy materials relating to its 2014 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than November 21, 2013.  Such proposals should be delivered to the Secretary, Evans Bancorp, Inc., 14-16 North Main Street, Angola, New York 14006.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.  Except in the case of proposals made in accordance with Rule 14a-8(e) and for shareholder nominations to the Board of Directors which are governed by the procedures for director nominations by shareholders contained in the Company’s  bylaws,  described above under “Board of Director Committees – Nominating Committee,” for proposals to be considered at an Annual Meeting, the shareholder must have given timely notice thereof in writing to the Secretary of the Company not less than 45 days prior to the anniversary of the date on which the Company first sent its proxy materials for its immediately preceding annual meeting of shareholders.  To be timely for the 2014 Annual Meeting, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company by February 4, 2014.  A shareholder’s notice to the Secretary must set forth, as to each matter the shareholder proposes to bring before the Annual Meeting, the information required by the Company’s bylaws.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (without exhibits) is being distributed with this Proxy Statement.  The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Kimberly Stehlar, Evans Bancorp, Inc., One Grimsby Drive, Hamburg, NY 14075, (716) 926-2000.  In addition, the Annual Report on Form 10-K (with exhibits) is available at the SEC’s website (www.sec.gov) and the Company’s website (www.evansbancorp.com).

                        By Order of the Board of Directors,

                        Robert G. Miller, Jr.

                        Secretary

Angola, New York

March 21,  2013

APPENDIX A

EVANS BANCORP, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

1.            Purpose.

The purpose of the Evans Bancorp, Inc. 2013 Employee Stock Purchase Plan (the “Stock Purchase Plan”) is to give eligible employees of Evans Bancorp, Inc., a New York corporation (the “Corporation”), and its designated Subsidiaries (defined below) an opportunity to acquire shares of the common stock of the Corporation (the “Common Stock”) and to continue to promote the Corporation’s best interests and enhance its long-term performance.  This purpose will be carried through the granting of options to purchase shares of the Corporation’s Common Stock through payroll deductions.  The Stock Purchase Plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to employee stock purchase plans.  The provisions of the Stock Purchase Plan shall be construed so as to comply with the requirements of Section 423 of the Code.  The Stock Purchase Plan is intended to replace the Evans Bancorp, Inc. Employee Stock Purchase Plan, adopted by the Corporation’s shareholders on April 22, 2003, which is scheduled to expire on July 1, 2013 (the “2003 Plan”).

2.            Certain Definitions.

In addition to terms defined elsewhere in this Stock Purchase Plan, the following words and phrases shall have the meanings given below unless a different meaning is required by the context:

(a)      “Board” means the Board of Directors of the Corporation.

(b)      “Committee” means the Human Resource and Compensation Committee of the Board.

(c)      “Eligible Employee” means any employee of the Corporation or a designated Subsidiary who has been employed at least one year prior to the Offer Date for any Purchase Period except for any employee whose customary employment is for not more than five months in any calendar year.  For purposes of the Stock Purchase Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Corporation; provided that, where the period of leave exceeds 90 days and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(d)      “Fair Market Value” of the Common Stock on a given date (the “valuation date”) shall be established in good faith by the Committee, and unless otherwise determined by the Committee, shall be determined in accordance with the following provisions:

(i)                  If the shares of Common Stock are listed for trading on the New York Stock Exchange, the NYSE MKT LLC or the Nasdaq Stock Market, the Fair Market Value shall be the closing sales price of the shares on such national securities exchange on the date immediately preceding the valuation date, or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available; and, provided further, if the shares are quoted on an inter-dealer quotation system but are not listed for trading on a national securities exchange, Fair Market Value shall be the closing sales price for such stock as quoted on such inter-dealer quotation system on the date immediately preceding the valuation date or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available; or

(ii)                If the shares of Common Stock are not listed or quoted in any of the foregoing, then Fair Market Value shall be determined by the Committee in any other manner consistent with the Code and accompanying regulations.

Notwithstanding any provision of the Stock Purchase Plan to the contrary, no determination made with respect to the Fair Market Value of Common Stock subject to an Option shall be inconsistent with Section 423 of the Code or the regulations thereunder.

(e)      “Offer Date” means the date of grant of an Option pursuant to the Stock Purchase Plan.  The Offer Date shall be the first date of each Purchase Period.

(f)      “Option” means a purchase right, or option, granted hereunder which will entitle a participant to purchase shares of Common Stock in accordance with the terms of the Stock Purchase Plan.

(g)      “Option Price” means the price per share of Common Stock subject to an option, as determined in accordance with Section 8(b).

(h)      “Participant” means an Eligible Employee who is a participant in the Stock Purchase Plan.

(i)      “Purchase Date” means the date of exercise of an option granted under the Stock Purchase Plan.  The Purchase Date shall be the last day of each Purchase Period.

(j)      “Purchase Period” means each six-month period during which an offering to purchase Common Stock is made to Eligible Employees pursuant to the Stock Purchase Plan.  There shall be two Purchase Periods in each fiscal year of the Corporation, with the first Purchase Period in a fiscal year commencing on or about January 1 and ending on June 30, and the second Purchase Period in a fiscal year commencing on or about July 1 and ending on December 31 of that year. Notwithstanding the foregoing, however, the first Purchase Period after the effective date of the Stock Purchase Plan shall begin on or as soon as practicable following July 1, 2013 and end on December 31, 2013, and, accordingly, may extend for a period of less than six months.  The Committee shall have the power to change the duration of Purchase Periods (including the commencement date thereof) with respect to future offerings provided such change is announced a reasonable period of time prior to the scheduled beginning of the first Purchase Period to be affected thereafter.

(k)      “Subsidiary” means any present or future corporation which (i) is a “subsidiary corporation” of the Corporation as that term is defined in Section 424 of the Code and (ii) is at any time designated as a corporation whose employees may participate in the Stock Purchase Plan.  Notwithstanding the foregoing, the term “Subsidiary” shall also include any partnership or limited liability company (x) of which the Corporation owns at least 50% of the equity interests and which has elected to be taxed as a corporation for federal income tax purposes, or (y) which is a “disregarded entity” for federal income tax purposes, and which has been designated as a Subsidiary in accordance with clause (ii) above.

3.            Effective Date; Term. The Effective Date of the Stock Purchase Plan shall be April 25, 2013.  The Stock Purchase Plan shall expire on December 31, 2023 unless terminated sooner in accordance with Section 16 herein.

4.            Administration.

(a)      The Stock Purchase Plan shall be administered by the Board or, upon its delegation, by the Committee.  References to the “Committee” shall include the Committee, the Board if it is acting in its administrative capacity with respect to the Stock Purchase Plan, and any delegates appointed by the Committee pursuant to Section 4(b) herein.

(b)      In addition to action by meeting in accordance with applicable law, any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called.  Subject to the provisions of the Stock Purchase Plan, the

Committee shall have full and final authority, in its discretion, to take any action with respect to the Stock Purchase Plan, including, without limitation, the following: (i) to establish, amend and rescind rules and regulations for the administration of the Stock Purchase Plan; (ii) to prescribe the form(s) of any agreements or other written instruments used in connection with the Stock Purchase Plan; (iii) to determine the terms and provisions of the Options granted hereunder; and (iv) to construe and interpret the Stock Purchase Plan, the Options, the rules and regulations, and the agreements or other written instruments, and to make all other determinations necessary or advisable for the administration of the Stock Purchase Plan.  The determinations of the Committee on all matters regarding the Stock Purchase Plan shall be conclusive.  Except to the extent prohibited by the Stock Purchase Plan or applicable law or regulation, the Committee may appoint one or more agents to assist in the administration of the Stock Purchase Plan and may delegate all or any part of its responsibilities and powers to any such person or persons appointed by it.  No member of the Board or Committee, as applicable, shall be liable while acting as administrator for any action or determination made in good faith with respect to the Stock Purchase Plan or any Option granted hereunder.

5.            Shares Subject to the Plan.  The aggregate number of shares of Common Stock which may be purchased under the Stock Purchase Plan shall not exceed 170,000 shares, subject to adjustment pursuant to Section 13(a) herein.  Shares of Common Stock distributed pursuant to the Stock Purchase Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase.  The Corporation hereby reserves sufficient authorized shares of Common Stock to provide for the exercise of Options granted hereunder.  In the event that any Option granted under the Stock Purchase Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock subject to such Option shall again be available for grant as an Option and shall not reduce the aggregate number of shares of Common Stock available for the grant of Options as set forth herein.  If, on a given Purchase Date, the number of shares with respect to which Options are to be exercised exceeds the number of shares then available under the Stock Purchase Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

6.            Eligibility.

(a)      Initial Eligibility.  Any Eligible Employee who is employed by the Corporation or a designated Subsidiary on any given Offer Date for a Purchase Period shall be eligible to be a Participant during such Purchase Period.

(b)      Certain Limitations.  Any provisions of the Stock Purchase Plan to the contrary notwithstanding:

(i)                  No Eligible Employee shall be granted an Option under the Stock Purchase Plan to the extent that, immediately after the Option was granted, the individual would own stock or hold outstanding options to purchase stock (or both) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or of any parent or subsidiary of the Corporation.  For purposes of this Section 6(b)(i), stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

(ii)                No Eligible Employee shall be granted an Option under the Stock Purchase Plan to the extent that his rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Corporation and any parent or subsidiary of the Corporation would accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of the grant of such Option) for each calendar year in which such Option is outstanding at any time.  Any Option granted under the Stock Purchase Plan shall be deemed to be modified to the extent necessary to satisfy this Section 6(b)(ii).

7.            Participation; Payroll Deductions.

(a)      Commencement of Participation.  An Eligible Employee shall become a Participant by completing a subscription agreement authorizing payroll deductions on the form provided by the Corporation and filing it with the Corporation or its designee at least five business days prior to the Offer Date for the applicable Purchase Period.  Following the filing of a valid subscription agreement, payroll deductions for a Participant shall commence on the first payroll period which occurs on or after the Offer Date for the applicable Purchase Period and shall continue for successive Purchase Periods during which the Participant is eligible to participate in the Stock Purchase Plan, unless contributions are suspended or participation is withdrawn or terminated as provided in Section 10(a), Section 10(b) or Section 11, respectively, herein.

(b)      Amount of Payroll Deduction; Determination of Compensation.  At the time a Participant files his subscription agreement authorizing payroll deductions, he shall elect to have payroll deductions made on each payday that he is a Participant during a Purchase Period at a rate of not less than 1% nor more than 15% (in whole percentages) (or such other percentage as the Committee may establish from time to time before an Offer Date) of his compensation.  For the purposes herein, a Participant’s “compensation” during any Purchase Period means his regular base pay (including all base straight time pay, gross earnings, commissions and payments for overtimes or shift premiums, but excluding incentive compensation, incentive payments, bonuses and other similar compensation) determined as of each pay day or as of such other date or dates as may be determined by the Committee; provided, however, that the method of determining compensation shall be applied uniformly and consistently to all Participants.  In the case of an hourly employee, the Participant’s compensation (as defined above) during a pay period shall be determined by multiplying such employee’s regular hourly rate of pay in effect on the date of such payroll deduction by the number of regularly scheduled hours actually worked by such employee (excluding overtime) during such period.  Such compensation rates shall be determined by the Committee in a nondiscriminatory manner consistent with the provisions of Section 423 of the Code and the regulations thereunder.

(c)      Participant’s Account; No Interest.  All payroll deductions made for a Participant shall be credited to his account under the Stock Purchase Plan and shall be withheld in whole percentages only.  In no event shall interest accrue on any payroll deductions made by a Participant.

(d)      Changes in Payroll Deductions.  A Participant may suspend, withdraw or terminate his participation in the Stock Purchase Plan as provided in Section 10 or Section 11, but no other change may be made during a Purchase Period and, specifically, a Participant may not otherwise increase or decrease the amount of his payroll deductions for that Purchase Period.

(e)      Cessation of Payroll Deductions.  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 6(b) herein, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period.  Payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless suspended, withdrawn or terminated by the Participant pursuant to Section 10 or Section 11 herein.

(f)      Participation During Leave of Absence.  Subject to the terms of Section 2(f) herein, if a Participant goes on a leave of absence, such Participant shall have the right to elect (i) to withdraw or suspend the balance in his account pursuant to Section 10 or (ii) to discontinue contributions to the Stock Purchase Plan but remain a Participant in the Stock Purchase Plan.

8.            Grant of Options.

(a)      Number of Shares Subject to Option.  On the Offer Date of each Purchase Period, a Participant shall be granted an Option to purchase on the Purchase Date of such Purchase Period, at the applicable Option Price, such number of shares of Common Stock as is determined by dividing the amount of the Participant’s payroll deductions accumulated on the Purchase Date and retained in the Participant’s account as of the Purchase Date by the applicable Option Price (as determined in accordance with Section 8(b) herein); provided, however, that no Participant may purchase, during a calendar year, shares of Common Stock in excess of the limitation set forth in Section 6(b)(ii) herein, and the number of shares subject to an Option shall be adjusted as necessary to conform to such limitation.  Exercise of the Option shall occur as provided in Section 9 herein, unless the Participant has withdrawn or suspended contributions pursuant to Section 10 herein or terminated employment pursuant to Section 11 herein.

(b)      Option Price.  The Option Price per share of Common Stock purchased with payroll deductions made during such a Purchase Period for a Participant shall be the lesser of:

(i)                  85% of the Fair Market Value per share of the Common Stock on the Offer Date for the Purchase Period; or

(ii)                85% of the Fair Market Value per share of the Common Stock on the Purchase Date for the Purchase Period.

9.            Exercise of Options.

(a)      Automatic Exercise.  Unless a Participant gives written notice to the Corporation of withdrawal or suspension as provided in Section 10 or terminates employment as provided in Section 11, his Option for the purchase of Common Stock shall be exercised automatically on the Purchase Date applicable to such Purchase Period, and the maximum number of whole shares of Common Stock subject to the Option shall be purchased for the Participant at the applicable Option Price with the accumulated payroll deductions in his account at that time (subject to the limitations set forth in Section 6(b) and Section 8(a) herein).

(b)      Termination of Option.  An Option granted during any Purchase Period shall expire at the end of the last day of the Purchase Period, except as otherwise provided in Sections 10 and 11.

(c)      Fractional Shares.  Fractional shares will not be issued under the Stock Purchase Plan.  Any excess payroll deductions in a Participant’s account which are not sufficient to purchase a whole share will automatically be re-invested in a subsequent Purchase Period unless the Participant withdraws or suspends his payroll deductions pursuant to Section 10 herein or terminates employment pursuant to Section 11 herein.

(d)      Delivery of Stock.  The shares of Common Stock purchased by each Participant shall be credited to such Participant’s account maintained by the Corporation, a stock brokerage or other financial services firm designated by the Corporation (the “Designated Broker”) or other designee of the Corporation on, or as soon as practicable following, the Purchase Date for a Purchase Period.  A Participant will be issued a certificate for his shares when his participation in the Stock Purchase Plan is terminated, the Stock Purchase Plan is terminated, or upon request.  After the close of each Purchase Period, a report will be sent to each Participant stating the entries made to such Participant’s account, the number of shares of Common Stock purchased and the applicable Option Price.

(e)      Rights as a Shareholder.  No Participant or other person shall have any rights as a shareholder unless and until certificates for shares of Common Stock have been issued to him or credited to his account.

10.            Suspension; Withdrawal.

(a)      Suspension.  A Participant may elect to suspend his payroll contributions at any time during a Purchase Period by giving timely written notice to the Corporation or its designee.  Unless the Committee determines otherwise, such notice of suspension must be given at least five business days before the Purchase Date for the Purchase Period.  In the event of such suspension of contributions, any amounts held in the Participant’s account on the applicable Purchase Date will be used to purchase shares of Common Stock in accordance with Section 9 herein (based on the contributions which have accumulated during such Purchase Period prior to the Participant’s election to suspend contributions), unless the Participant requests that such amounts be returned to him (without interest).  A Participant’s election to suspend contributions during any Purchase Period will not have any effect upon his eligibility to participate in any succeeding Purchase Period or in any similar plan which may hereafter be adopted by the Corporation.  Notwithstanding the foregoing, however, if a Participant elects to suspend contributions during a Purchase Period, payroll deductions shall not resume at the beginning of a succeeding Purchase Period unless the Participant delivers to the Corporation a new subscription agreement and otherwise complies with the terms of the Stock Purchase Plan.

(b)      Withdrawal.  A Participant may withdraw all but not less than all payroll deductions and shares credited to his account during a Purchase Period in accordance with such procedures as may be determined by the Committee.  Unless the Committee determines otherwise, a withdrawal must be made at least five business days prior to the Purchase Date of such Purchase Period.  In the event of such withdrawal, (i) all of the Participant’s payroll deductions credited to his account will be paid to him promptly (without interest) after receipt of his notice of withdrawal, (ii) certificates for shares held in the Participant’s account shall be distributed to him, (iii) such Participant’s Option for the Purchase Period shall be automatically terminated, and (iv) no further payroll deductions will be made during such Purchase Period.  The Corporation may, at its option, treat any attempt to borrow by an employee on the security of his accumulated payroll deductions as an election to withdraw.  A Participant’s withdrawal from any Purchase Period will not have any effect upon his eligibility to participate in any succeeding Purchase Period or in any similar plan which may hereafter be adopted by the Corporation.  Notwithstanding the foregoing, however, if a Participant withdraws during a Purchase Period, payroll deductions shall not resume at the beginning of a succeeding Purchase Period unless the Participant delivers to the Corporation a new subscription agreement and otherwise complies with the terms of the Stock Purchase Plan.

11.            Termination of Employment.  Upon termination of a Participant’s employment for any reason (including death), or in the event that a Participant ceases to be an Eligible Employee, the Participant’s participation in the Stock Purchase Plan shall terminate.  In such event, all payroll deductions credited to his account during the Purchase Period (without interest) but not yet used to exercise an Option and a certificate(s) for shares (if shares are held in Participant’s account rather than distributed) shall be delivered to him, or, in the case of his death, to such person or persons entitled to receive such benefits pursuant to Section 17 herein.  Any unexercised Options granted to a Participant during such Purchase Period shall be deemed to have expired on the date of the Participant’s termination of employment (unless terminated earlier pursuant to Sections 9(b) or 10 herein), and no further payroll deductions will be made for the individual’s account.

12.            Transferability.  No Option (or rights attendant to an Option) shall be transferable (including by assignment, pledge or hypothecation), except as provided by will or the applicable laws of descent and distribution.  No Option shall be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein, shall be null and void and without effect, except that the Corporation may treat such act as an election to withdraw funds during a Purchase Period in accordance with Section 10 hereof.  During a Participant’s lifetime, his Option(s) may be exercised only by him.

13.            Dilution and Other Adjustments.

(a)      General.  If there is any change in the outstanding shares of Common Stock of the Corporation as a result of a merger, consolidation, reorganization, stock dividend, stock split distributable in shares, reverse stock split, or other similar change in the capital stock structure of the Corporation, then the number of shares of Common Stock reserved for issuance under the Stock Purchase Plan shall be correspondingly adjusted, and the Committee shall make such adjustments to Options (including but not limited to the Option Price and the number of shares of Common Stock covered by each unexercised Option), and to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Options or as may be otherwise advisable.

(b)      Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted (in either case under terms substantially similar to the terms of the Stock Purchase Plan) by the successor corporation or a parent or subsidiary of the successor corporation.  In the event that the successor corporation fails to agree to assume or substitute the Option, the Purchase Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and the Purchase Period then in progress shall end on the New Purchase Date.  The New Purchase Date shall be before the date of the Corporation’s proposed sale or merger.  The Corporation shall notify each Participant in writing, at least 10 business days prior to the New Purchase Date, that the Purchase Date for the Participant’s Option has been changed to the New Purchase Date and that the Participant’s Option shall be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn or suspended contributions as provided in Section 10 or terminated employment as provided in Section 11.

14.            Shareholder Approval of Adoption of Plan.  The Stock Purchase Plan is subject to the approval of the Stock Purchase Plan by the shareholders of the Corporation within 12 months of the date of adoption of the Stock Purchase Plan by the Board.  The Stock Purchase Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

15.            Limitation on Options.  Notwithstanding any other provisions of the Stock Purchase Plan:

(a)      The Corporation intends that Options granted and Common Stock issued under the Stock Purchase Plan shall be treated for all purposes as granted and issued under an employee stock purchase plan within the meaning of Section 423 of the Code and regulations issued thereunder.  Any provisions required to be included in the Stock Purchase Plan under Section 423 and regulations issued thereunder are hereby included as fully as though set forth in the Stock Purchase Plan.

(b)      All employees shall have the same rights and privileges under the Stock Purchase Plan, except that the amount of Common Stock which may be purchased by any employee pursuant to any Option granted under the Stock Purchase Plan shall bear a uniform relationship to the compensation of employees.  All rules and determinations of the Committee in the administration of the Stock Purchase Plan shall be uniformly and consistently applied to all persons in similar circumstances.

16.            Amendment and Termination of the Stock Purchase Plan.  The Board may at any time and from time to time modify, amend, suspend or terminate the Stock Purchase Plan or any Option granted hereunder, provided that (a) shareholder approval shall be required of any amendment to the Stock Purchase Plan to the extent required under Section 423 of the Code or other applicable law, rule or regulation; and (b) no amendment to an Option may materially adversely affect any Option outstanding at the time of the amendment without the consent of the holder thereof, except to the extent otherwise provided in the Stock Purchase Plan.  Upon termination of the Stock Purchase Plan, certificate(s) for the full number of whole shares of Common Stock held for each Participant’s benefit, the cash equivalent of any fractional shares held for each Participant and the cash, if any, credited to such Participant’s account shall be distributed promptly to such Participant.

17.            Beneficiary Designation.  The Committee, in its sole discretion, may authorize a Participant to designate in writing a person or persons as such Participant’s beneficiary, which beneficiary shall be entitled to the rights, if any, of the Participant in the event of the Participant’s death to which the Participant would otherwise be entitled.  The Committee shall have sole discretion to approve the form or forms of such beneficiary designations, to determine whether such beneficiary designations will be accepted, and to interpret such beneficiary designations.  If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.

18.            Other Restrictions on Options and Shares.  The Corporation may impose such restrictions on any Options and shares of Common Stock acquired upon exercise of Options as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Stock Purchase Plan or make any other distribution of benefits under the Stock Purchase Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended).  The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to an award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

19.            Unfunded Plan; Other Compensation and Benefit Plans.

(a)      Neither a Participant nor any other person shall, by reason of the Stock Purchase Plan, acquire any right in or title to any assets, funds or property of the Corporation or any Subsidiary, including, without limitation, any specific funds, assets or other property which the Corporation or any Subsidiary, in their discretion, may set aside in anticipation of a liability under the Stock Purchase Plan.  A Participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Stock Purchase Plan, unsecured by any assets of the Corporation or any Subsidiary.  Nothing contained in the Stock Purchase Plan shall constitute a guarantee that the assets of such corporations shall be sufficient to pay any benefits to any person.

(b)      The amount of any compensation deemed to be received by a participant pursuant to an award shall not constitute compensation with respect to which any other employee benefits of such participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Committee.

(c)      The adoption of the Stock Purchase Plan shall not affect any other stock incentive or other compensation plans in effect for the Corporation or any Subsidiary, nor shall the Stock Purchase Plan preclude the Corporation from establishing any other forms of stock incentive or other compensation for employees or service providers of the Corporation or any Subsidiary.

20.            No Obligation to Exercise Options.  The granting of an Option shall impose no obligation upon a Participant to exercise such Option.

21.            Use of Funds.  The proceeds received by the Corporation from the sale of Common Stock pursuant to Options will be used for general corporate purposes, and the Corporation shall not be obligated to segregate such payroll deductions.

22.            Withholding Taxes.  Upon the exercise of any Option under the Stock Purchase Plan, in whole or in part, or at the time of disposition of some or all of the Common Stock acquired pursuant to exercise of an Option, a Participant must make adequate provision for the federal, state or other tax withholding obligations, if any, which arise from the exercise of the option or the disposition of the Common Stock.  The Corporation shall have the right to require the Participant to remit to the Corporation, or to withhold from the Participant (or both) amounts sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for shares of Common Stock.

23.            No Right of Continued Employment.  Nothing in the Stock Purchase Plan or any Option shall confer upon an employee the right to continue in the employment of the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary to terminate the Participant’s employment at any time.  Except as otherwise provided in the Stock Purchase Plan, all rights of a Participant with respect to Options granted hereunder shall terminate upon the termination of employment of the Participant.

24.            Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

25.            Successors and Assigns.  The Stock Purchase Plan shall be binding upon the Corporation, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

26.            Severability.  If any provision of the Stock Purchase Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Stock Purchase Plan, and the Stock Purchase Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

27.            Applicable Law.  To the extent not inconsistent with Section 423 of the Code and regulations thereunder, the Stock Purchase Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.